Exhibit 10.1

Execution Version

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED, AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TRANSACTION SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER AGREEMENTS WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS TRANSACTION SUPPORT AGREEMENT, WHICH TRANSACTIONS WILL BE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS AND CONDITIONS OF THIS TRANSACTION SUPPORT AGREEMENT AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with the exhibits and attachments hereto, including the Term Sheet (as defined below), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 6, 2026 (the “Execution Date”), is entered into by and among:

(a) Advantage Sales & Marketing Inc., a Delaware corporation (the “Company”), and each of the entities listed on Schedule 1 hereto (together with the Company, a “Company Party” and, such parties collectively, the “Company Parties”); and

(b) the Consenting Parties (as defined below).

This Agreement collectively refers to the Company Parties and the Consenting Parties signatory hereto as the “Parties” and each, individually, as a “Party.”

ii

Schedules

Schedule 1	Other Company Parties

Exhibits

Exhibit A	Term Sheet
Exhibit B	Form of Permitted Transferee Joinder
Exhibit C	Form of Additional Consenting Party Joinder

iii

RECITALS

WHEREAS, the Parties have, in good faith and at arm’s length, negotiated or been apprised of the terms of the transactions contemplated herein and in the term sheet attached as Exhibit A hereto (together with the exhibits and attachments thereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”) and have agreed to support and pursue the Transactions (as defined herein) in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, as of the date hereof, the Consenting Parties, in the aggregate, hold, own or control approximately 54.3% of the aggregate outstanding principal amount of the Existing First Lien Term Loans;

WHEREAS, as of the date hereof, the Consenting Parties, in the aggregate, hold, own or control approximately 59.2% of the aggregate outstanding principal amount of the Existing First Lien Notes; and

WHEREAS, this Agreement sets forth the agreement among the Parties concerning their respective commitments, subject to the terms and conditions of this Agreement, to support and implement the Transactions.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS, TRANSACTIONS AND INTERPRETIVE MATTERS

Section 1.01 Definitions; Construction.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:

“Ad Hoc Group” means the ad hoc group of holders of Existing Debt represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, Paul, Weiss and PJT.

“Additional Consenting Party” or “Additional Consenting Parties” has the meaning set forth in Section 9.18 hereof.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 2.01 hereof.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt or equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), in each case that is a bona fide alternative to the Transactions.

“Applicable Existing Debt” has the meaning set forth in Section 6.01(a) hereof.

“Automatic Termination Event” has the meaning set forth in Section 5.01(d) hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

“Board” shall have the meaning set forth in Section 3.02 hereof.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Closing ABL Amendments” has the meaning set forth in the Term Sheet.

“Closing Amendments” means, together, the Closing First Lien Term Loans Amendments, the Closing First Lien Notes Amendments and the Closing ABL Amendments.

“Closing Date” means the date on which the Conditions Precedent to Closing are satisfied (or waived, if applicable) and the Transactions are consummated.

“Closing Transaction Consideration” means, together, the Closing First Lien Notes Exchange Consideration and the Closing First Lien Term Loans Transaction Consideration.

“Closing First Lien Notes Amendments” has the meaning set forth in the Term Sheet.

“Closing First Lien Notes Exchange” has the meaning set forth in the Term Sheet.

“Closing First Lien Notes Exchange Consideration” has the meaning set forth in the Term Sheet.

“Closing First Lien Term Loans Transaction” has the meaning set forth in the Term Sheet.

“Closing First Lien Term Loans Transaction Consideration” has the meaning set forth in the Term Sheet.

“Closing Outside Date” has the meaning set forth in Section 3.01(a) hereof.

“Commencement Date” means the date on which the Company Parties commence the Closing First Lien Notes Exchange and Consent Solicitation by announcing such commencement and transmitting the Exchange Offer Materials to holders of the Existing First Lien Notes.

“Commencement Outside Date” has the meaning set forth in Section 3.01(a) hereof.

“Company” has the meaning set forth in the preamble hereof.

“Company Party” or “Company Parties” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 5.01(b) hereof.

“Conditions Precedent to Closing” means the conditions described in the “Conditions Precedent to Closing” section of the Term Sheet.

“Consenting Parties” means, collectively, (a) the undersigned holders of Existing Debt and (b) in their capacity as such, the undersigned investment advisors, sub-advisors, or managers (together with their respective successors and permitted assigns) of discretionary accounts or other beneficial owners that hold Existing Debt, which such accounts or beneficial owners such investment advisors, sub-advisors, or managers have authority to bind or direct (in the event such Consenting Party is party to, or an Affiliate of a party to, a derivative or participation transaction that transfers the economics of ownership to such Consenting Party), and by executing this Agreement do thereby bind or direct, to the terms of this Agreement (including, for the avoidance of doubt, the Additional Consenting Parties).

“Consenting Parties Termination Event” has the meaning set forth in Section 5.01(a) hereof.

“Consent Solicitation” means the solicitation of consents to the Closing First Lien Notes Amendments to, among other things, permit the transactions contemplated herein and by the Term Sheet and the Definitive Documents.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Definitive Documents” means the documentation described in the “Conditions Precedent to Closing” section of the Term Sheet.

“Documentation Principles” means the documentation principles described in the applicable “Documentation Principles” section of the Term Sheet.

“DTC” means The Depository Trust Company.

“Early Tender Date” has the meaning set forth in the Term Sheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Offer Materials” means (a) any offering memoranda used in connection with the Closing First Lien Notes Exchange and any other exchange offer documents used in connection with the Closing First Lien Notes Exchange; (b) any consent solicitation statements or other solicitation materials, including any related notices, ballots, or other election forms used in connection with the Consent Solicitation, which may be combined with any offering memoranda referred to in clause (a); and (c) any other documentation that the Company Parties distribute to holders of Existing First Lien Notes for the purpose of conducting and soliciting participation in the Closing First Lien Notes Exchange and Consent Solicitation.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing ABL Credit Agreement” means that certain ABL Revolving Credit Agreement, dated as of October 28, 2020, by and among the Company, Karman Intermediate Corp., Bank of America, N.A., as administrative agent and collateral agent (the “Existing ABL Agent”), and the lenders party thereto (as amended by that certain First Amendment to ABL Revolving Credit Agreement, dated as of October 28, 2021, that certain Second Amendment to ABL Revolving Credit Agreement, dated as of December 2, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).

“Existing ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 28, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among the Company, the other grantors from time to time party thereto, Bank of America, N.A., as revolving credit collateral agent, Bank of America, N.A., as term loan collateral agent and Wilmington Trust, National Association.

“Existing ABL Intercreditor Agreement Joinder” has the meaning set forth in the Term Sheet.

“Existing Administrative Agent” has the meaning set forth in the Term Sheet.

“Existing Confidentiality Agreements” means those certain Amended Confidentiality Agreements, dated as of December 2, 2025, between the Company and the Consenting Members (as defined therein) party thereto and those certain Confidentiality Agreements, dated as of January 15, 2026, between the Company and the Consenting Members (as defined therein) party thereto, in each case as amended, amended and restated, supplemented or otherwise modified from time to time).

“Existing Debt” means (a) the Existing First Lien Term Loans and (b) the Existing First Lien Notes.

“Existing Documents” means, collectively,

(a) the Existing First Lien Credit Agreement,

(b) the Existing ABL Credit Agreement,

(c) the Existing First Lien Indenture and the Existing First Lien Notes,

(d) the Existing Pari Passu Intercreditor Agreement,

(e) the Existing ABL Intercreditor Agreement, and

(f) all ancillary and related documents, schedules, exhibits, addenda, instruments and security agreements related thereto in effect on the date hereof (excluding, for the avoidance of doubt, the Definitive Documents and the Closing Amendments).

“Existing First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of October 28, 2020, by and among the Company, Karman Intermediate Corp., Bank of America, N.A. as administrative agent and collateral agent, and the lenders and other parties from time to time party thereto (as amended by that certain Amendment No. 1, dated as of October 28, 2021, that certain Amendment No. 2, dated as of May 24, 2023, that certain Amendment No. 3, dated as of April 17, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).

“Existing First Lien Indenture” means that certain Indenture, dated as of October 28, 2020, by and among the Company, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent and as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Existing First Lien Notes” means the 6.50% Senior Secured Notes due 2028 issued pursuant to the Existing First Lien Indenture.

“Existing First Lien Term Loans” means the term loans issued pursuant to the Existing First Lien Credit Agreement.

“Existing Pari Passu Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement, dated as of October 28, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among the Company, Karman Intermediate Corp., the other grantors from time to time party thereto, Bank of America, N.A., as term loan collateral agent, Wilmington Trust, National Association, as first lien notes collateral agent and the other parties from time to time party thereto.

“Existing Trustee” has the meaning set forth in the Term Sheet.

“Evercore” means Evercore Group L.L.C.

“Fiduciary Out” has the meaning set forth in Section 3.02 hereof.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“Governmental Authority” means any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“Indemnification Obligations” has the meaning set forth in Section 9.01(a) hereof.

“Indemnified Party” has the meaning set forth in Section 9.01(a) hereof.

“Initial Consenting Party” means a Consenting Party that was a party to this Agreement on the Execution Date.

“Latham” means Latham & Watkins LLP.

“Majority Consenting Parties” means Consenting Parties holding at least (a) 50.1% of the aggregate principal amount of the Existing First Lien Term Loans and (b) 50.1% of the aggregate principal amount of the Existing First Lien Notes, in each case, held by all Consenting Parties at the applicable time; provided, that solely with respect to actions that would require the consent of a majority of the aggregate outstanding principal amount of (a) the Existing First Lien Term Loans and (b) the Existing First Lien Notes, in each case pursuant to that certain Cooperation Agreement, dated as of July 25, 2025, by and among the cooperating parties signatory thereto, (as determined by the Majority Consenting Parties (without giving effect to this proviso) upon the good faith advice of Paul, Weiss following consultation with Latham and good faith consideration of its views), Majority Consenting Parties shall mean at least (a) 50.1% of the aggregate outstanding principal amount of the Existing First Lien Term Loans and (b) 50.1% of the aggregate outstanding principal amount of the Existing First Lien Notes.

“Minimum Participation” has the meaning set forth in the Term Sheet.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mutual Termination Event” has the meaning set forth in Section 5.01(c) hereof.

“New First Lien Credit Agreement” has the meaning set forth in the Term Sheet.

“New First Lien Indenture” has the meaning set forth in the Term Sheet.

“New First Lien Notes” has the meaning set forth in the Term Sheet.

“New First Lien Term Loans” has the meaning set forth in the Term Sheet.

“New Junior Intercreditor Agreement” has the meaning set forth in the Term Sheet.

“New Pari Passu Intercreditor Agreement” has the meaning set forth in the Term Sheet.

“Open Trade” means a written transaction, agreement, or other arrangement under which a Party is entitled or obligated to Transfer or receive a Transfer of any Existing Debt, with a trade date on or prior to the applicable date of determination.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Paul, Weiss Fee Letter” means that certain fee letter, dated as of February 6, 2026 between Paul, Weiss and the Company.

“Permitted Transferee” has the meaning set forth in Section 6.01(a) hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“PJT” means PJT Partners LP.

“PJT Engagement Letter” means that certain engagement letter, dated as of February 5, 2026, by and among PJT, Paul, Weiss (on behalf of itself and each of the parties listed on the applicable schedule thereto) and the Company.

“PubCo” means Advantage Solutions Inc.

“Public Disclosure” has the meaning set forth in Section 9.15(b) hereof.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (including Existing Debt), or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

“Related Party” and “Related Parties” means, with respect to an Indemnified Party, any (or all, as the context may require) of such Indemnified Party’s affiliates and controlling persons and its or their respective officers, directors, partners, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons.

“Released Claims” has the meaning set forth in Section 8.01(a).

“Released Party” means each of, and in each case in their capacity as such, and in all applicable capacities: (a) the Company Parties and each of their respective current and former Affiliates; (b) the Consenting Parties and each of their respective current and former Affiliates; (c) the predecessors, successors, participants, assigns, co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies of each of the foregoing; and (d) the current and former officers, directors, members, managers, principals, partners, employees, independent contractors, direct and indirect shareholders, advisors, advisory board members, agents, professionals, attorneys, financial advisors, consultants, and other representatives of each of the foregoing, in each case in their capacity as such.

“Releasing Party” means each of and in each case in their capacity as such and in all applicable capacities: (a) the Company Parties and each of their respective current and former Affiliates; (b) the Consenting Parties and each of their respective current and former Affiliates; (c) the predecessors, successors, participants, and assigns of each of the foregoing; (d) the co-investors, funds (including affiliated investment funds or investment vehicles), portfolio companies, and management companies of each of the foregoing; and (e) the current and former officers, directors, members, managers, principals, partners, employees, independent contractors, direct and indirect shareholders, advisors, advisory board members, agents, professionals, attorneys, financial advisors, consultants, and other representatives of each of the foregoing, in each case in their capacity as such.

“Replacement Counsel” has the meaning set forth in Section 9.01(a) hereof.

“Required Threshold” has the meaning set forth in Section 2.01 hereof.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Term Sheet” has the meaning set forth in the recitals hereof.

“Termination Date” has the meaning set forth in Section 5.01(e) hereof.

“Termination Event” means any of a Consenting Parties Termination Event, a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.

“Transaction Expenses” means all reasonable and documented fees, costs and out-of-pocket expenses of the Ad Hoc Group Advisors pursuant to the Paul, Weiss Fee Letter and the PJT Engagement Letter, as applicable.

“Transactions” means the transactions as described in this Agreement including, without limitation,

(a) the Closing First Lien Notes Exchange and Consent Solicitation,

(b) the Closing First Lien Term Loans Transaction,

(c) the entry into the Definitive Documents, and

(d) all other transactions contemplated by or consented to pursuant to and in accordance with the terms of this Agreement and the Term Sheet (but excluding, for the avoidance of doubt, the Closing ABL Amendments and the transactions contemplated thereby).

“Transfer” or “Transferred” has the meaning set forth in Section 6.01(a) hereof.

“Transferor” has the meaning set forth in Section 6.01(a) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

(b) In this Agreement, unless the context otherwise requires;

(i) references to Articles, Sections, Exhibits, and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(ii) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail, in portable document format (.pdf), facsimile transmission or comparable means of communication;

(iii) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(iv) the word “or” shall be disjunctive but not exclusive;

(v) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(vi) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any specific provision of this Agreement;

(vii) the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(viii) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(ix) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(x) references to “day” or “days” are to calendar days;

(xi) unless otherwise specified, references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(xii) references to “dollars” or “$” refer to the currency of the United States of America, unless otherwise expressly provided.

Section 1.02 Definitive Documents; Incorporation by Reference; Transactions.

(a) The Definitive Documents remain subject to negotiation and completion, including, as applicable, in accordance with the Documentation Principles and other consent rights set forth in the Term Sheet. The Definitive Documents shall be consistent in all respects with the terms as set forth in the Term Sheet (including any exhibits, annexes, and schedules attached thereto) and, except as expressly set forth in such Term Sheet (including any exhibits, annexes, and schedules attached thereto), shall be on terms substantially consistent with and not less favorable to the Company Parties and the Consenting Parties than the Existing Documents.

(b) The exhibits and schedules hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits and schedules hereto; provided, however, that (i) to the extent that there is a conflict between this Agreement (excluding the Term Sheet), on the one hand, and the Term Sheet, on the other hand, the terms and provisions of the Term Sheet shall govern, (ii) to the extent that there is a conflict between the Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern and (iii) notwithstanding clause (ii), to the extent that there is a conflict between the Exchange Offer Materials, on the one hand, and this Agreement, on the other hand, the terms and provisions of this Agreement shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 9.07 hereof.

Section 1.03 Transactions.

(a) The Parties agree to use reasonable efforts to structure steps of the Transactions to maximize tax efficiencies for each of the Company Parties and the Consenting Parties; provided that the ordering of steps and the form of the Transactions do not modify the economic terms of the Transactions as set forth in the Term Sheet to (1) the Consenting Parties, as determined in good faith by the Majority Consenting Parties and (2) the Company Parties, as determined in good faith by the Company Parties. The Company Parties agree to arrange for its tax advisors to discuss with the Consenting Parties’ tax advisors regarding the analysis performed to structure steps of the Transactions to maximize the tax efficiencies for the Company Parties and the Consenting Parties, including any modeling of the tax consequences to the Company Parties.

(b) So long as the Termination Date has not occurred, the Parties hereby agree to work in good faith and use commercially reasonable efforts, subject to the terms and conditions of this Agreement, to effectuate the Transactions, as applicable.

ARTICLE 2

AGREEMENT EFFECTIVE DATE

Section 2.01 Agreement Effective Date.

(a) This Agreement shall become effective upon the occurrence of the following events (the date on which such events occur, the “Agreement Effective Date”):

(i) the execution and delivery of this Agreement by each of the Company Parties;

(ii) the execution and delivery of this Agreement by the holders of at least 50.1% of the Existing First Lien Term Loans;

(iii) the execution and delivery of this Agreement by the holders of at least 50.1% of the Existing First Lien Notes (the thresholds set forth in the foregoing clause (ii) and this clause (iii), the “Required Threshold”);

(iv) the execution and delivery of each of the Paul, Weiss Fee Letter and the PJT Engagement Letter by the Company; and

(v) notwithstanding anything to the contrary herein, including Section 6.01(e), the Company and each other applicable Company Party shall have consented to all Open Trades of Applicable Existing Debt in the form of Existing First Lien Term Loans submitted to the Existing Administrative Agent pursuant to the Existing First Lien Credit Agreement that were initiated prior to the Execution Date by any Initial Consenting Party.

ARTICLE 3

COVENANTS

Section 3.01 Commitments of the Company Parties. Subject to the terms and conditions of this Agreement, unless otherwise expressly permitted or required by this Agreement or the Definitive Documents or otherwise consented to in writing by the Majority Consenting Parties, each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), so long as the Termination Date has not occurred:

(a) take all commercially reasonable efforts to cause the (i) Commencement Date to occur by no later than February 12, 2026 (the “Commencement Outside Date”), and (ii) Closing Date to occur by no later than March 26, 2026 (the “Closing Outside Date”);

(b) support and take all commercially reasonable efforts necessary to facilitate the implementation and consummation of the Transactions, including, without limitation, (i) taking all commercially reasonable efforts to support and complete the Transactions and all other commercially reasonable efforts contemplated in connection therewith, in this Agreement, and under the Definitive Documents, (ii) making the New First Lien Notes eligible for deposit with DTC by the Closing Date, (iii) taking all commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third-party approvals or consents for the implementation and consummation of the Transactions, including to achieve the Minimum Participation threshold, and (iv) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(c) on a timely basis, (i) negotiate in good faith the Definitive Documents and the Closing ABL Amendments with the respective parties thereto and, (ii) in accordance with the consent rights set forth herein and in the Term Sheet, execute and deliver each Definitive Document to which it is to be a party and consummate the Transactions, in each case, as promptly as reasonably practicable; provided that notwithstanding anything to the contrary herein, the Company Parties shall not be required to enter into (1) Definitive Documents on any terms less favorable to any Company Party than those terms contemplated by this Agreement (including the Term Sheet and any exhibits, annexes and schedules thereto) or (2) the Closing ABL Amendments;

(d) take all commercially reasonable efforts to promptly provide the Majority Consenting Parties with any documentation or information that is reasonably requested by the Majority Consenting Parties or is reasonably necessary to enable them to consummate the Transactions, including “know your customer” and like materials, which documentation and information shall be subject to any confidentiality restrictions to which any Consenting Party may be subject;

(e) except to the extent prohibited by applicable law or confidentiality restrictions, notify the Ad Hoc Group Advisors as promptly as reasonably possible (but in no event later than one (1) Business Day after the Company becomes aware of the applicable occurrence) as to:

(i) the receipt or rejection of any material authorizations (including any consents) from any competent judicial body, Governmental Authority, banking, taxation, supervisory or regulatory body that are required for the implementation and consummation of the Transactions;

(ii) (A) any third party complaints, litigations, investigations, or hearings, including knowledge of any threats of the foregoing, that would reasonably be expected have a material adverse impact on the consummation of the Transactions contemplated hereby, (B) any notice or other communication from any Governmental Authority that would reasonably be expected to materially impact the consummation of the Transactions contemplated hereby, and (C) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated hereby;

(iii) any event or circumstance that a Company Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would reasonably be expected to prevent the consummation of the Transactions or result in the termination of this Agreement;

(iv) any notice of any commencement of any involuntary insolvency proceedings of any Company Party, or material legal suit for payment of debt or securement of security from or by any Person in respect of the Company or another Company Party; and

(v) any material breach of any of any Company Party’s obligations or covenants set forth in this Agreement, to the extent actually known by such Company Party;

(f) provide the Ad Hoc Group Advisors, upon reasonable advance notice to the Company, timely responses to all reasonable written diligence requests by the Ad Hoc Group Advisors on a “professional eyes only” basis for purposes of negotiating, documenting or effectuating the Transactions, subject to any confidentiality restrictions to which the Ad Hoc Group Advisors may be subject;

(g) promptly pay when due all Transaction Expenses pursuant to, and not terminate, the Paul, Weiss Fee Letter and the PJT Engagement Letter, and pay in full prior to the Closing Date all invoices for Transaction Expenses that are received at least two Business Days prior to the Closing Date (or such later time as agreed by the Company), in each case so long as the Termination Date has not occurred; provided that if the Termination Date has occurred, the Company shall promptly pay all accrued fees due and payable pursuant to the terms of the Paul, Weiss Fee Letter and the PJT Engagement Letter;

(h) without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, each Company Party shall not (and shall cause each of its direct and indirect subsidiaries not to) between the date of this Agreement and the Closing Date; provided, that for the avoidance of doubt, this clause (h) shall not prohibit the consummation of the Transactions or the Closing ABL Amendments:

(i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or another Company Party, or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of the Company, a Company Parties’ or PubCo’s capital stock, other than as permitted under the Existing Documents;

(ii) sell, lease or otherwise transfer, or create or incur any lien on, any of the Company Parties’ assets, securities, properties, interests or businesses material to the Company Parties, other than as permitted under Annex A-1 to the Term Sheet;

(iii) make any loans, advances or capital contributions to, or investments in, any other Person material to the Company Parties, other than as permitted under Annex A-1 to the Term Sheet;

(iv) make any material payment in satisfaction of any Existing Debt other than (x) regularly scheduled payments of interest and principal and (y) in respect of borrowings or reimbursement of letters of credit under the Existing ABL Credit Agreement;

(v) consummate or enter into a binding agreement to consummate, an Alternative Transaction prior to the consummation of the Transactions; provided that nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party or its subsidiaries or Affiliates (including, for the avoidance of doubt, the Board) to take any action or to refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction shall not be deemed to constitute a breach of this Agreement; provided, further, that this Section 3.01 shall not impede any Party’s right to terminate this Agreement under, and pursuant to, Section 5.01 of this Agreement, including on account of any action or inaction the Company Party or a governing body of a Company Party or its subsidiaries or Affiliates (including, for the avoidance of doubt, the Board) may take pursuant to this Section 3.01; provided, further, that the Company Parties shall promptly (but in any event, within 48 hours of the applicable occurrence) notify each of the Consenting Parties (which notice may be made through the Ad Hoc Group Advisors via email) of any determination to take such action or inaction following such determination, which shall be deemed to be a Fiduciary Out determination; or

(vi) create, incur, assume or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (other than with respect to the Existing Debt or under the Existing ABL Credit Agreement), other than as permitted under Annex A-1 to the Term Sheet.

(i) make all filings, if any, under applicable securities or “Blue Sky” laws of the states of the United States as shall be necessary in connection with the Closing First Lien Notes Exchange and Consent Solicitation; provided, that none of the Company Parties shall be required to subject itself to taxation in any such jurisdiction if it is not otherwise so subject;

(j) not, nor allow any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) or any other Person acting on its or their behalf to: (1) directly or through any agent, sell, offer for sale, solicit offers to buy, or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the New First Lien Notes in a manner that would require registration under the Securities Act of the New First Lien Notes; (2) solicit offers for, or offer or sell, any New First Lien Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; or (3) to take any other action that (A) would reasonably be expected to cause the offer and issuance of the New First Lien Notes to not be in compliance with an applicable exemption or exemptions from registration under the Securities Act, or (B) would reasonably be expected to cause the Closing First Lien Notes Exchange and Consent Solicitation to not comply with Section 14(e) of the Exchange Act and Regulation 14E thereunder;

(k) notify Paul, Weiss and PJT of any Fiduciary Out determination as soon as reasonably practicable, but in any event, within 48 hours of such determination; and

(l) use commercially reasonable efforts to cause the New First Lien Notes and the New First Lien Term Loans to be rated by any two of Moody’s, S&P and Fitch no later than sixty (60) days after the Closing Date.

Section 3.02 Additional Provisions Regarding the Commitments of the Company Parties. Notwithstanding anything to the contrary in this Agreement or any of the Definitive Documents, (x) the board of directors, board of managers, or similar governing body (the “Board”) of PubCo (including, for the avoidance of doubt, its subsidiaries and Affiliates) shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transactions, including terminating the Transactions, to the extent such Board or similar governing body has determined, in good faith (after consultation with outside counsel), that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties under applicable law, and (y) the officers and employees of the Company shall not be required to take any actions to the extent the Board or any such similar governing body of the Company (including, for the avoidance of doubt, its subsidiaries and Affiliates) has determined in good faith (after consultation with outside counsel) that the taking of such actions would be inconsistent with such officer’s or employee’s fiduciary duties under applicable law (the “Fiduciary Out”); provided, that the foregoing shall not impede any Party’s right to terminate this Agreement under, and pursuant to, Section 6.01 of this Agreement. In the event the Board or any such similar governing body of the Company (including, for the avoidance of doubt, its subsidiaries and Affiliates) determines that taking any action or refraining from taking any action is required pursuant to this paragraph, the Company shall promptly, but in any event within 48 hours of the Board’s or applicable similar governing body’s determination, provide written notice (in accordance with Section 3.01(i)(v) and Section 9.13 hereof) to the Consenting Parties.

Section 3.03 Commitments of the Consenting Parties. Subject to the terms and conditions of this Agreement, each Consenting Party (severally and not jointly), unless otherwise expressly permitted or required by this Agreement or the Definitive Documents or otherwise consented to in writing by the Company Parties and solely in its capacity as a holder of Existing Debt (as applicable) and not in any other capacity agrees that it shall, so long as the Termination Date has not occurred:

(a) with respect to the Transactions in which it is a participant, support and take all commercially reasonable efforts necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Transactions, including, without limitation:

(i) causing the Commencement Date to occur by no later than the Commencement Outside Date and the Closing Date to occur by no later than the Closing Outside Date;

(ii) taking all commercially reasonable efforts to support and consummate the Transactions and all other commercially reasonable efforts contemplated in connection therewith and in this Agreement (including the Term Sheet and any exhibits, annexes and schedules thereto), and under the Definitive Documents;

(iii) if applicable, taking all commercially reasonable efforts to obtain, or assist the Company Parties in obtaining, any and all required regulatory approvals and third party approvals for the Transactions;

(iv) using commercially reasonable efforts to timely (1) deliver all of its Existing First Lien Notes for exchange in the Closing First Lien Notes Exchange and consents to the Closing First Lien Notes Amendments in the Consent Solicitation within 10 Business Day of the Commencement Date in accordance with the applicable procedures set forth in the Exchange Offer Materials, and not withdraw or revoke such delivery; and (2) agree to prepayment of all its Existing First Lien Term Loans in connection with the Closing First Lien Term Loans Transaction or assign (or cause to be assigned) to the Company for cancellation all of its Existing First Lien Term Loans in the Closing First Lien Term Loans Transaction and not withdraw or revoke such assignment and consent to the Closing First Lien Term Loans Amendments, including, in the case of each of clauses (1) and (2) hereof, with respect to any Existing First Lien Notes or Existing First Lien Term Loans for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof;

(v) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents;

(vi) entering into or directing the Existing Administrative Agent, Existing Trustee and/or other agents appointed from time to time under the Existing Documents, as applicable, to enter into, execute and effect, as applicable the Closing First Lien Term Loans Amendments, the Closing First Lien Notes Amendments, the New Junior Intercreditor Agreement and the Existing ABL Intercreditor Agreement Joinder, as applicable; and, if required pursuant to the terms of the Existing Documents, providing indemnities in connection therewith to the Existing Administrative Agent, Existing Trustee and/or other agents; provided that such indemnities shall be consistent with, and not broader than what is required to be provided pursuant to the terms of, the Existing Documents;

(vii) if requested by the Company, facilitating the replacement of the Existing Administrative Agent and/or Existing Trustee, as applicable, in connection with the consummation of the Transactions (with replacement agent(s) and/or trustee being reasonably acceptable to the Company and the Majority Consenting Parties); and

(viii) facilitating the execution, delivery, consummation and settlement of the Closing First Lien Term Loans Amendments and Closing First Lien Notes Amendments.

(b) on a timely basis, negotiate in good faith the Definitive Documents with the Company and execute and deliver each Definitive Document to which it is to be a party;

(c) [reserved];

(d) not (i) object to, delay or impede the Transactions or the Closing ABL Amendments or the negotiation or implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transactions, the Closing ABL Amendments, the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) vote for, consent to, support or participate in the formulation of any other restructuring, exchange or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement, the Transactions or the Closing ABL Amendments; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) and (ii) of this subsection (d);

(e) not incur or suffer to exist any lien, charge, encumbrance, participation, security interest, adverse claim or any other restriction that would prevent such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(f) except to the extent prohibited by applicable law, notify the Company and the Ad Hoc Group Advisors, as promptly as reasonably possible (but in no event later than three (3) Business Days after the applicable occurrence) as to:

(i) any event or circumstance the occurrence of which such Consenting Party has actual knowledge of, or that is reasonably likely to occur (and if it did so occur), that would permit any Consenting Party to terminate, or could reasonably be expected to result in the termination of, this Agreement; and

(ii) any material breach of any of its obligations or covenants set forth in this Agreement;

(g) not instruct the Existing Administrative Agent, Existing Trustee or Existing ABL Agent to take any action, or to refrain from taking any action, that would be inconsistent in any respect with this Agreement, the Transactions or the Closing ABL Amendments.

ARTICLE 4

CLOSING

Section 4.01 Conditions Precedent to Closing. The occurrence of the Closing Date shall be subject to the satisfaction or waiver of the Conditions Precedent to Closing in accordance with the terms set forth in the Term Sheet. For the avoidance of doubt, in no event shall the consummation of the Existing ABL Amendments be a Condition Precedent to Closing.

ARTICLE 5

TERMINATION

Section 5.01 Termination.

(a) Termination by the Consenting Parties. This Agreement may be terminated by the Majority Consenting Parties, in their sole and absolute discretion, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Consenting Parties Termination Event”):

(i) (A) a material breach by a Company Party of any of its representations, warranties, covenants, or obligations under this Agreement, (B) the Consenting Parties have provided written notice to the Company Parties of such breach, and (C) if susceptible to cure, such breach remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach; provided, that nothing in this Section 5.01(a)(i)) shall impair the Consenting Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 5.01(a); provided, further, that the notice and cure period contained in this Section 5.01(a)(i) shall run concurrently with the notice period contained in Section 5.01(a) hereof;

(ii) any Company Party (x) (1) states in writing (A) to the Ad Hoc Group Advisors or (B) directly to any Consenting Party, or publicly announces its intention to pursue, or (2) consummates, or enters into a binding agreement to consummate, in each case, an Alternative Transaction or (y) publicly announces its intention to not pursue the Transactions;

(iii) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement to be unenforceable or making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

(iv) the failure to cause the Closing Date to occur by the Closing Outside Date, which has not been waived or extended by mutual written consent of the Company and the Majority Consenting Parties pursuant to Section 5.01(d)(i), and to the extent such failure is not the result of a breach by any Consenting Party;

(v) the termination of this Agreement in accordance with its terms by the Company; or

(vi) any Company Party exercises a Fiduciary Out.

(b) Termination by the Company. This Agreement may be terminated by the Company, in its sole and absolute discretion, on behalf of each of the Company Parties, as to all Parties upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i) with respect to any particular Consenting Party (but not as to all of the other Parties), (A) a material breach by such Consenting Party of any of its representations, warranties, covenants or obligations with respect to such Consenting Party under this Agreement, (B) the Company has provided written notice to the Consenting Parties of such breach, and (C) if susceptible to cure, such breach remains uncured for a period of five (5) Business Days after the receipt by the Consenting Parties of written notice of such breach; provided that in such event, each Company Party may terminate this Agreement solely as to the applicable breaching Consenting Party or Parties; provided, further, that nothing in this Section 5.01(b)(i) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions of this Section 5.01(b); provided, further, that the notice and cure period contained in this Section 5.01(b)(i) shall run concurrently with the notice period contained in Section 5.01(b) hereof;

(ii) with respect to all Consenting Parties, (A) a material breach by one or more Consenting Parties of any of the representations, warranties, covenants or obligations with respect to such Consenting Parties under this Agreement, (B) the Company has provided written notice to the Consenting Parties of such breach, (C) such breach remains uncured for a period of five (5) Business Days after receipt by the Consenting Parties of written notice of such breach, and (D) termination with respect to such breaching Consenting Party or Consenting Parties would result in non-breaching Consenting Parties holding less than the Required Threshold; provided, that nothing in this Section 5.01(b)(ii) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions of this Section 5.01(b); provided, further, that the notice and cure period contained in this Section 5.01(b)(ii) shall run concurrently with the notice period contacted in Section 5.01(b) hereof;

(iii) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order declaring this Agreement to be unenforceable or making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

(iv) at any time the Consenting Parties do not hold Existing Debt in amounts that satisfy the Required Threshold, and such condition remains uncured for a period of three (3) Business Days; provided, that the Consenting Parties shall inform Latham and Evercore of any change in the holdings of Existing Debt that result in a failure to satisfy the Required Threshold within 24 hours of the occurrence thereof;

(v) after the Commencement Date, the Minimum Participation threshold has not been satisfied and the Company Parties together with the Majority Consenting Parties determine in good faith that it will not be satisfied despite the Company Parties’ compliance with the applicable provisions of this Agreement; provided that the Company Parties may waive their right to terminate this Agreement pursuant to this Section 5.01(d)(v); or

(vi) any Company Party exercises a Fiduciary Out.

(c) Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties and the Majority Consenting Parties (such consent, a “Mutual Termination Event”).

(d) Automatic Termination. This Agreement will automatically terminate as to all Parties upon (the occurrence of any such event, an “Automatic Termination Event”):

(i) 11:59 p.m., New York City time, on the Closing Outside Date if the Closing Date has not occurred by such date, which may be extended up to April 9, 2026 by mutual written consent of the Company and the Majority Consenting Parties; provided that in the event of an extension beyond April 9, 2026, any Consenting Party that does not consent to such extension may terminate this Agreement solely with respect to itself upon notice to the Company and the other Consenting Parties;

(ii) any Company Party or any of its respective material subsidiaries commencing insolvency proceedings, including (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Party for a substantial part of its assets or (E) making a general assignment or arrangement for the benefit of creditors;

(iii) the entry of an order, judgment or decree adjudicating the Company Parties or any of their respective material subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to any of the Company Parties or any of their respective subsidiaries under the Bankruptcy Code;

(iv) the taking of any binding corporate action by any of the Company Parties or any of their respective subsidiaries in furtherance of any action described in the foregoing clauses (ii) - (iii); or

(v) the consummation of the Transactions on the Closing Date.

(e) Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Article 5 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party and the provisions of this Agreement shall terminate on the Termination Date; provided, that Sections 1.01 [Definitions; Construction], Section 1.02 [Definitive Documents; Incorporation by Reference; Transactions], Section 5.01(e) [Termination Date and Survival], Section 5.01(f) [Effect of Termination], Section 8.01 [Releases], Section 9.01 [Indemnification], Section 9.05 [FRE 408], Section 9.06 [Counterparts; Execution], Section 9.07 [Amendments and Waivers], Section 9.08 [Headings], Section 9.09 [Acknowledgments; Obligations Several], Section 9.10 [Specific Performance; Damages], Section 9.11 [Consenting Party Enforcement], Section 9.12 [Governing Law; Waiver of Jury Trial], Section 9.13 [Notices], Section 9.14 [No Third-Party Beneficiaries], Section 9.15 [Publicity; Non-Disclosure], and Section 9.16 [Successors and Assigns; Severability] hereof shall survive the Termination Date.

(f) Effect of Termination.

(i) Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of any Party hereto; provided, that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 5.01(e); provided, further, that notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 9.07, in which case, the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. Upon any Termination Event, unless the Closing Date has occurred, any and all consents, tenders, waivers, forbearances and votes delivered by a Consenting Party in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio. Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in this Article 5 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (other than any matters that are materiality qualified, which shall not have been performed or complied with in all respects) unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.

ARTICLE 6

TRANSFERS

Section 6.01 Transfer of Claims.

(a) Subject to the terms and conditions of this Agreement, each Consenting Party agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Party’s Existing Debt that is subject to this Agreement (the “Applicable Existing Debt”), in whole or in part, or (ii) deposit any of such Consenting Party’s Applicable Existing Debt into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Applicable Existing Debt (any of the actions described in clauses (i) and (ii) of this Section 6.01(a) is referred to herein as a “Transfer”; “Transferred” shall have a meaning correlative thereto; and the Consenting Party making such Transfer is referred to herein as the “Transferor”), unless the Transfer is to another Consenting Party, which shall include, for the avoidance of doubt, any Transfer to any fund, account or client managed, advised or sub-advised by an investment manager of a Consenting Party, or any other entity that agrees in writing to be bound by the terms of this Agreement by executing and delivering to Latham and Paul, Weiss a joinder agreement in the form attached hereto as Exhibit B prior to the effectiveness of the relevant Transfer (any such transferee, a “Permitted Transferee”); provided, that each Consenting Party shall be permitted to participate in the Closing First Lien Term Loan Transactions in the amount of Existing First Lien Term Loans held by each such Consenting Party and indicated on their respective signature pages (which shall be deemed updated from time to time upon written notice of any Transfer as permitted pursuant to this Article 6 or pursuant to written confirmation (which may be by email) by the Existing Administrative Agent that the lender register has been updated to reflect an additional or lesser, as applicable, amount of Existing First Lien Term Loans held by a Consenting Party), as of the Early Tender Date (as defined in the Term Sheet) on the terms for Closing First Lien Term Loans Transaction Consideration set forth in the Term Sheet for the Consenting Parties; provided, further, that the Parties acknowledge and agree that following the Early Tender Date, the Existing Administrative Agent may, upon the direction of the Company in consultation with the Majority Consenting Parties, freeze the lender register. Any Transfer in violation of this Article 6 shall be void ab initio. Notwithstanding anything to the contrary in this Section 6.01(a), the restrictions on Transfers set forth in this Section 6.01(a) shall not apply to (i) Transfers made pursuant to Section 6.01(g) and (ii) the grant of any liens or encumbrances on Applicable Existing Debt in favor of a bank or broker-dealer holding custody of such Applicable Existing Debt in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Applicable Existing Debt.

(b) Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties and covenants of a Consenting Party, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Party for all purposes under this Agreement.

(c) A Consenting Party that Transfers Applicable Existing Debt to a Permitted Transferee in accordance with the terms of this Article 6 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Applicable Existing Debt, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement, provided that in no event shall any such Transfer relieve a Consenting Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such Transfer, and (iii) promptly, but no later than five (5) Business Days after such Transfer, deliver written notice of the Transfer to Latham and Paul, Weiss, which notice may be provided through counsel and shall include the amount and type of Applicable Existing Debt that was Transferred.

(d) This Agreement shall not limit, restrict, or otherwise affect in any way any right, authority, or power of any Consenting Party to acquire additional Existing Debt after the Execution Date; provided, that the Parties acknowledge and agree that following the Early Tender Date, the Existing Administrative Agent may, upon the direction of the Company in consultation with the Majority Consenting Parties, freeze the lender register. Any such acquired Existing Debt (including pursuant to an Open Trade) shall automatically and immediately upon acquisition by the Consenting Party be deemed to be subject to the terms of this Agreement. Promptly, but no later than five(5) Business Days after any acquisition (calculated based on the settled trade debt) of Existing Debt by a Consenting Party from a Person that, to the acquiring party’s actual knowledge, is not a Consenting Party (including any Qualified Marketmaker that is not a Consenting Party), such Consenting Party shall deliver written notice of the acquisition to Latham and Paul, Weiss, which notice may be provided through counsel and shall include the amount and type of Existing Debt that was acquired.

(e) Notwithstanding anything to the contrary herein, Applicable Existing Debt that is Transferred to or by a Consenting Party pursuant to an Open Trade specified on the applicable Consenting Party’s signature page, or as part of a short transaction, entered into by such Consenting Party prior to, and pending as of the date of, such Consenting Party’s entry into this Agreement (including via joinder) shall be subject to the terms of this Agreement, as provided in Section 6.01(d), and shall be permitted to participate in the Transactions on the terms for Closing Transaction Consideration set forth in the Term Sheet for the Consenting Parties, so long as such trade closes, or Applicable Existing Debt is transferred prior to the date on which the Applicable Existing Debt must be delivered pursuant to the terms of the Closing First Lien Term Loans Transaction or Closing First Lien Notes Exchange, as applicable. The Company Parties shall provide consent for any such pending Open Trades set forth in the signature block of such Consenting Party’s signature page to this Agreement (or joinder agreement, as applicable) (solely to the extent the Existing Documents provide any Company Party with a consent right) within five (5) Business Days of a written request for such consent from the applicable Consenting Party.

(f) Notwithstanding anything to the contrary in this Agreement, the Parties understand that the Consenting Parties may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Party expressly indicates on its respective signature page hereto that it is executing this Agreement in a limited capacity, including solely on behalf of a specific signatory, trading desk(s), and/or business group(s) of the Consenting Party, the terms and obligations set forth in this Agreement shall apply only to such signatory, trading desk(s), and/or business group(s) on behalf of which such Consenting Party has executed this Agreement, and shall not apply to any other trading desk, business group, subsidiary, or Affiliate of the Consenting Party unless they separately become a party hereto.

(g) Notwithstanding anything to the contrary herein, (i) a Qualified Marketmaker that acquires any Existing Debt subject to this Agreement held by a Consenting Party with the purpose and intent of acting as a Qualified Marketmaker for such Existing Debt, shall not be required to become a party to this Agreement as a Consenting Party, if such Qualified Marketmaker transfers such Existing Debt (by purchase, sale, assignment, or other similar means) to a Permitted

Transferee within ten (10) Business Days after the Qualified Marketmaker acquires such Existing Debt; provided, that a Qualified Marketmaker’s failure to comply with this Section 6.01(g) shall result in the Transfer of such Existing Debt to such Qualified Marketmaker being deemed void ab initio, and (ii) to the extent any Consenting Party is acting solely in its capacity as a Qualified Marketmaker, it may transfer any ownership interests in the Existing Debt that it acquires from a holder of Existing Debt that is not a Consenting Party to a transferee that is not a Consenting Party at the time of such transfer without the requirement that the transferee be a Permitted Transferee.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties.

(a) Each Party (severally and not jointly) represents and warrants to each other Party that:

(i) such Party is duly organized or incorporated, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization or incorporation, and has all requisite corporate, partnership, limited liability company or other organizational power and authority to enter into this Agreement and to carry out the Transactions contemplated herein, and to perform its respective obligations under this Agreement and the Definitive Documents;

(ii) the execution, delivery, and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;

(iii) as of the Execution Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and

(iv) this Agreement has been duly and validly executed and delivered by such Party, and this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by (x) the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Each Consenting Party (severally and not jointly) represents and warrants to each Company Party that, as of the Execution Date (or the date of its joinder agreement delivered to the other Parties or their counsel, as applicable):

(i) it (x) either (A) is the beneficial or record owner of the principal amount of the Existing Debt indicated on its respective signature page hereto (other than with respect to Existing Debt noted on its signature page that is subject to an Open Trade) or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Debt indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement (other than with respect to Existing Debt noted on its signature page that is subject to an Open Trade), (y) has full power and authority to act on behalf of, vote, and consent to matters concerning such Existing Debt and to dispose of, exchange, assign, and transfer such Existing Debt, and (z) has made no Transfer of such Existing Debt;

(ii) other than pursuant to this Agreement, the Existing Debt with respect to which it is the beneficial or record owner or has sole investment or voting discretion set forth on its respective signature page is free and clear of any lien, charge, encumbrance, participation, security interest, adverse claim or any other similar restriction, or any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iii) other than the Existing Debt indicated on its respective signature page hereto, such Consenting Party does not own any other Existing Debt as of the Execution Date (other than with respect to Existing Debt that is subject to an Open Trade); and

(iv) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Consenting Party to evaluate the financial and other risks inherent in the Transactions and has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and the Transactions and of making an informed investment decision in connection therewith, and its decision to execute this Agreement and participate in any of the Transactions contemplated hereby has been based upon such of its own independent review and analysis of the business and affairs of the Company Parties (and their respective subsidiaries) and the Transactions that it considers sufficient and reasonable for purposes of entering into this Agreement and the Transactions, and such decision is not in reliance upon any representations or warranties of any other Party (or any such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Parties contained herein.

(c) Each Consenting Party represents to each other Party that (A) it is (i) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (ii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D under the Securities Act, or (iii) not a “U.S. person” as defined in Rule 902 under the Securities Act; (B) it understands that the securities contemplated by this Agreement and the Transactions have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; (C) it is acquiring any securities of the Company in connection with the Transactions for investment and not with a view to distribution or resale in violation of the Securities Act; and (D) is not acquiring the securities contemplated by this Agreement and the Transactions as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d) Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment adviser executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any transactions that this Agreement requires such Party to execute, and each Party that has entered into this Agreement in its capacity as a trustee represents and warrants that it has the authority in such capacity to execute and perform this Agreement and any transactions that this Agreement requires such Party to execute.

ARTICLE 8

MUTUAL RELEASES

Section 8.01 Releases.

(a) Released Claims. Except as expressly set forth in this Agreement, effective on (and only upon) the Closing Date, and only with respect to each Party that has not terminated its obligations under this Agreement except to the extent set forth in Section 5.01(d)(v) hereof, and in exchange for entering into the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Releasing Parties (on behalf of itself and each of its predecessors, successors, assigns, agents, subsidiaries, Affiliates, and representatives (and in turn on behalf of the predecessors, successors, assignees, agents, subsidiaries and representatives of any such Persons)) hereby finally and forever releases and discharges the Released Parties and their respective property, in each case, to the fullest extent permitted under applicable law, from any and all causes of action, claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any U.S. federal or state law, any foreign law, or any principle of common law, including violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor or fiduciary duty) or claims of successorship or assumption of liabilities, or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance taking place, being omitted, existing or otherwise arising on or prior to the Closing Date arising from, relating to, or in connection with the Company Parties, the Company Parties’ restructuring efforts or any transactions with or among the Company Parties, this Agreement, the Definitive Documents, the Existing Debt, the Existing Documents, the Transactions or the negotiation, formulation or preparation thereof, or the related guarantees, security documents, agreements, amendments, instruments, or other documents created or entered into in connection with this Agreement and the Definitive Documents, including, in each case, those that a Releasing Party or any holder of a claim against or interest in such Releasing Party or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity, and including, without limitation, any claim based upon or alleging a breach, default, or failure to comply with any such agreement or document or the issuance or distribution of securities pursuant to the

Transactions or any other related agreement or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Closing Date (collectively, the “Released Claims”); provided, however, notwithstanding anything to the contrary in the foregoing, the Released Claims do not include (i) any obligations, claims, or causes of action based on facts or conduct arising after the Closing Date of any party or entity or (ii) any amounts or obligations owed by the Company Parties. For the avoidance of doubt, the Released Claims encompass and include any and all claims or causes of action relating to or challenging the Transactions themselves (other than claims or causes of action to enforce the Definitive Documents), including any and all claims or causes of action alleging or contending that any aspect of the Transactions violates any document or agreement related to any indebtedness of the Company Parties or their subsidiaries outstanding prior to or as of the Closing Date or other agreement, or that cooperation with, participation in, or entering into the Transactions violates any statute or other law, it being understood that the Releasing Parties are ratifying and approving all such Transactions to the maximum extent possible under applicable law. In addition, for the avoidance of doubt, the releases and discharges granted hereunder by each of the Consenting Parties are not limited to the loans, securities or other interests or positions that they hold as of the date of this Agreement or the loans under the Existing First Lien Credit Agreement or Existing First Lien Notes under the Existing First Lien Indenture, but are granted by the Consenting Parties in all capacities and with respect to all loans, securities or other interests or positions as of the Closing Date that such Consenting Parties held or acquired at any time on or after the date hereof that relate to the Company Parties, or any of their respective subsidiaries or Affiliates. From and after the Closing Date, each of the Releasing Parties (on behalf of itself and each of its predecessors, successors, assigns, agents, subsidiaries, Affiliates and representatives (and in turn on behalf of the predecessors, successors, assignees, agents, subsidiaries and representatives of any such Persons)) hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against any Released Party relating to or arising out of any Released Claim. Each of the Releasing Parties further stipulates and agrees with respect to all Released Claims that, from and after the Closing Date, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Released Claims pursuant to this Section 8.01(a).

(b) EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY HERETO HEREBY EXPRESSLY AGREES THAT THE RELEASED CLAIMS SHALL INCLUDE, WITHOUT LIMITATION, SUCH RELEASED CLAIMS ARISING ON OR PRIOR TO THE CLOSING DATE AS A DIRECT OR INDIRECT RESULT OF THE BAD FAITH, GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF ANY RELEASED PARTY. EACH PARTY AGREES THAT THE RELEASED PARTIES ARE EXPRESSLY INTENDED AS THIRD-PARTY BENEFICIARIES OF THIS ARTICLE 8. ANY AMENDMENT, MODIFICATION, WAIVER, OR SUPPLEMENT TO THIS ARTICLE 8, OR TO ANY OTHER SECTION OF THIS AGREEMENT THAT DIRECTLY REFERENCES THIS ARTICLE 8, OR TO ANY OF THE DEFINED TERMS USED OR REFERENCED IN THIS ARTICLE 8 SHALL REQUIRE THE PRIOR WRITTEN CONSENT OF EACH PARTY AND ANY SUCH AMENDMENT, MODIFICATION, WAIVER, OR SUPPLEMENT SHALL BE VOID ABSENT SUCH CONSENT.

(c) No Additional Representations and Warranties. Each of the Parties agrees and acknowledges that, except as expressly provided in this Agreement and the Definitive Documents, no other Party, in any capacity, has warranted or otherwise made any representations concerning any Released Claim (including any representation or warranty concerning the existence, nonexistence, validity, or invalidity of any Released Claim). Notwithstanding the foregoing, nothing contained in this Agreement is intended to impair or otherwise derogate from any of the representations, warranties, commitments, or covenants expressly set forth in this Agreement or any of the Definitive Documents.

(d) Releases of Unknown Claims. Each Releasing Party acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement and the Transactions or any party hereto, but hereto further acknowledges that it is the intention of each Releasing Party to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed. Each Releasing Party expressly waives and relinquishes any and all rights such party may have or conferred upon it under any federal, state, or local statute, rule, regulation, or principle of common law or equity which provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of providing the release or which may in any way limit the effect or scope of the releases with respect to Released Claims which such party did not know or suspect to exist in such party’s favor at the time of providing the release, which, in each case, if known by it may have materially affected its settlement with any Released Party. Each of the Releasing Parties expressly acknowledges that the releases and covenants not to sue contained in this Agreement are effective regardless of whether those released matters or Released Claims are presently known or unknown, suspected or unsuspected, or foreseen or unforeseen.

(e) Certain Limitations on Releases. For the avoidance of doubt, nothing in this Article 8 or this Agreement is intended to, and shall not, (i) release any Party’s rights and obligations under this Agreement (including, but not limited to, the indemnification contained in Section 9.01) or any of the Definitive Documents, the Transactions or any document, instrument, or agreement executed to implement the Transactions; (ii) bar any Party from seeking to enforce or effectuate this Agreement or any of the Definitive Documents; (iii) release any payment obligation of any Company Party (or its subsidiaries) under the Existing Documents; (iv) release any causes of action or any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, or liabilities arising out of, relating to, or resulting from a breach of any representation or warranty in any Definitive Document; (v) release any current or former officer, director, member of any governing body, or employee thereof, of (1) any indemnification owed by any Company Party, any of their insurance carriers, or any other entity, (2) any rights as beneficiaries of any insurance policies, (3) wages, salaries, compensation, or benefits, or (4) intercompany claims or interests, in each case, other than as set forth in the Term Sheet and/or any applicable Definitive Documents; (vi) release any claims or “Obligations” under and as defined in the New First Lien Credit Agreement or the New First Lien Indenture; (vii) release any obligations, rights or claims for indemnification, fees or expense reimbursement by the Company Parties in any charters, bylaws, operating agreements, governance agreements, or other agreements; (viii) release any claim or liability that arises out of or relates to any act or omission of the applicable Released Party that is determined by a final order of a court of competent jurisdiction to have constituted fraud, gross negligence or willful misconduct on the part of such Released Party; or (ix) prevent or prohibit any Party from taking legal action to protect any rights, obligations, claims or causes of actions that are not covered by the releases in Article 8, including as specified in this Section 8.01(e).

(f) Covenant Not to Sue. Each of the Releasing Parties hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other entity in the commencement or prosecution of, whether directly or indirectly, derivatively or otherwise, any Released Claims.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Indemnification.

(a) Without limiting any Company Party’s obligations under the Existing Documents, the Term Sheet, the Definitive Documents, or any related guarantees, security documents, agreements, amendments, instruments or other relevant documents, each Company Party hereby agrees to indemnify, pay and hold harmless each (i) of its current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns and (ii) current or former Consenting Party and each of their respective Affiliates and all of their respective officers, directors, members, managers, partners, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns (each party in (i) and (ii), an “Indemnified Party”) from and against any and all actual losses, claims, damages, actions, judgments, suits, costs, expenses, disbursements and liabilities, joint or several, of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for any Indemnified Party, and including any out-of-pocket costs associated with any discovery or other information requests, but excluding any punitive, incidental, consequential, special or indirect damages), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations) on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of, in connection with, or as a result of (i) this Agreement, the Transactions, the Definitive Documents or any related guarantees, security documents, agreements, instruments or other documents, (ii) the negotiation, formulation, preparation, execution, delivery or performance of the foregoing, or (iii) any claim, litigation, investigation or proceeding relating to the foregoing, regardless of whether any Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated (but limited, in the case of legal fees and expenses, to (x) those of (I) Paul, Weiss or (II) if Paul, Weiss does not represent the Indemnified Parties due to an actual or potential conflict of interest, another law firm selected by the Majority Consenting Parties, in each case as counsel to the Indemnified Parties (“Replacement Counsel”) and one local counsel in any relevant material jurisdiction and (y) in the case of an actual or perceived conflict of interest where the Indemnified Parties affected by such conflict inform the Company of such conflict and thereafter retain their own counsel with the Company’s prior written consent (not to be unreasonably withheld), additional counsel to such affected Indemnified Parties (and, if necessary, solely in the case of any such actual or perceived conflict of interest, additional local counsel to such affected Indemnified Parties, in each such relevant material jurisdiction)), in each case, to the extent incurred in connection with any such claim, litigation, investigation or proceeding (such foregoing amounts, “Losses” and the obligation of such Company Party, the “Indemnification Obligations”). The Company Parties shall reimburse each Indemnified Party reasonably promptly, but in no event later than thirty (30) days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for their reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to (x) those of Paul, Weiss (or, Replacement Counsel, as applicable) and local counsel, and (y) any conflicts counsel or local counsel retained by an Indemnified Party in accordance with the preceding sentence). No Indemnified Party shall be entitled to indemnity hereunder in respect of any Losses (including, for the avoidance of doubt, for any punitive, incidental, consequential, special or indirect damages) to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Losses arise from (i) the actual fraud, bad faith, gross negligence or willful misconduct by such Indemnified Party (or any of its Related Parties), (ii) the willful and material breach of this Agreement by such Indemnified Party (or any of its Related Parties), or (iii) any disputes solely among Indemnified Parties that do not either arise out of or relate to any act or omission of any of the Company Parties. Notwithstanding the foregoing, the indemnification provided for in this Agreement shall not cover or otherwise provide indemnification in respect of taxes (including for this purpose, interest, penalties and additions to tax) other than taxes that represent losses in respect of a non-tax claim (and, for the avoidance of doubt, the indemnification provided for herein shall not cover any income, gains or withholding taxes incurred or borne by any Indemnified Party in connection with the Transactions or the Closing ABL Amendments or interest amounts payable on New First Lien Notes or New First Lien Term Loans following the Transactions).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Indemnification Obligations set forth herein (i) shall survive the expiration or termination of this Agreement, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consenting Parties or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Company Parties and the successors or assigns to any substantial portion of its business and assets.

(c) The Indemnification Obligations set forth herein are not intended to, and shall not, limit, modify, or otherwise impair any rights of any Indemnified Party to indemnification from the Company Parties pursuant to any other agreement, document, or otherwise.

Section 9.02 Reserved.

Section 9.03 Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits and schedules attached hereto, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

Section 9.04 Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Closing Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies or defenses and the Parties expressly reserve any and all of their respective rights, remedies or defenses. No Consenting Party hereby waives any default or event of default with respect to the Existing Debt and no provision of Section 3.03 shall require any Consenting Party to waive any default or event of default with respect to the Existing Debt, except as set forth in the Term Sheet or Definitive Documents after or simultaneous with the consummation of the Transaction.

Section 9.05 FRE 408. To the extent provided in Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 9.06 Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Parties by such Consenting Party’s investment manager or advisor, which is a signatory hereto solely in its capacity as the investment manager or advisor of such Consenting Party.

Section 9.07 Amendments and Waivers.

(a) Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company Parties and the Majority Consenting Parties; provided, that to the extent the proposed modification, amendment, waiver or supplement has a material, disproportionate and adverse effect on any individual Consenting Party, and such Consenting Party does not consent, such Consenting Party shall have the right to terminate this Agreement as to itself.

(b) Amendments to any Definitive Document that has been executed and is in effect shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Section 9.07 may be delivered by email pursuant to the notice provision herein. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 9.07 shall be ineffective and void ab initio.

(c) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

Section 9.08 Headings. The headings of the articles, sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

Section 9.09 Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Parties, the obligations of the Consenting Parties under this Agreement are several and neither joint nor joint and several. No Consenting Party shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Party under this Agreement, and nothing contained herein, and no action taken by any Consenting Party pursuant hereto shall be deemed to constitute the Consenting Party as a partnership, an association or joint venture of any kind, or create a presumption that the Consenting Parties are in any way acting other than in their individual capacities. None of the Consenting Parties shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Party acknowledges that no other Consenting Party will be acting as agent of such Consenting Party in connection with monitoring such Consenting Party’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Party acknowledges, and acknowledges its Affiliates’ understanding, to each other Consenting Party, that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company Parties and each Consenting Party, (b) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby, and (d) the Consenting Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the other Consenting Parties, the Company Parties’ and those of the Company Parties’ Affiliates or the Affiliates of other Consenting Parties, and the Consenting Parties have no obligation to disclose any of such interests to any other Consenting Party or the Affiliates of other Consenting Parties. Each Consenting Party acknowledges that it has, independently and without reliance upon any other Consenting Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Consenting Party. The Consenting Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any shares of common stock or other capital stock of the Company and are not intended to be, and shall not constitute or be deemed to be, a “group” for purposes of Section 13(d) of the Exchange Act. All rights under this Agreement are separately granted to each Consenting Party by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties and the Consenting Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made by each Party hereto independently.

Section 9.10 Specific Performance; Damages. It is understood and agreed by the Parties that a Party would be irreparably injured by a breach or threatened breach of this Agreement, that money damages would be an insufficient remedy for any breach or threatened breach of this Agreement by any Party, and that the amount of potential damages resulting from a breach or threatened breach of this Agreement is likely to be impossible to ascertain. It is accordingly agreed by the Parties that each non-breaching Party shall be entitled (without proof of actual damages) to equitable relief, including, without limitation, specific performance and an injunction as a remedy for any such breach or threatened breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement. Each of the Parties agrees to waive any requirement for the securing or posting of any bond in connection with such prevention or remedy. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

Section 9.11 Consenting Party Enforcement. A Consenting Party may only enforce this Agreement against the Company Parties and not against another Consenting Party.

Section 9.12 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 9.12, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party certifies and acknowledges that (a) no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily and (d) it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12. Each Party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such Person shall be effective service of process against such Person for any suit, action or proceeding arising out of or relating to this Agreement brought in any such court.

Section 9.13 Notices. All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified; (b) when sent by email; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:

(a) If to the Company or the Company Parties:

Advantage Solutions

8001 Forsyth Boulevard

Suite 1025

Clayton, MO 63105

Attn:  Chris Growe, Chief Financial Officer

    Bryce Robinson, Chief Legal Officer

Email: chris.growe@youradv.com

bryce.robinson@youradv.com

With copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn:  John R. Sobolewski

    Jason M. Licht

    Joshua A. Tinkelman

    R. Charles Cassidy III

    Scott C. Ollivierre

Email: john.sobolewski@lw.com

    jason.licht@lw.com

    joshua.tinkelman@lw.com

    charles.cassidy@lw.com

    scott.ollivierre@lw.com

(b) If to the Ad Hoc Group, to the addresses or email addresses set forth below the Consenting Party’s signature, with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:  Sung Pak

    Lauren Bilzin

Email:  spak@paulweiss.com

     lbilzin@paulweiss.com

Section 9.14 No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof; provided that it is acknowledged and agreed that each Released Party is a third party beneficiary with respect to Section 8.01(a) hereof and, in each case, shall be permitted to enforce such provision in accordance with its terms.

Section 9.15 Publicity; Non-Disclosure.

(a) Subject to the following clause (b), other than as may be required by applicable law and regulation or by any Governmental Authority as determined by a Party based on reasonable advice of counsel, no Party shall issue any press release or make any other public announcement with respect to this Agreement or the Transactions without the consent of the Company Parties and the Majority Consenting Parties, which consent shall not be unreasonably delayed, conditioned, or withheld. The Company Parties shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Majority Consenting Parties (including by or through the Ad Hoc Group Advisors) to respond within two (2) Business Days of receipt of such consent request. Each Consenting Party shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Company Parties to respond within two (2) Business Days of receipt of such consent request by the Company Parties. For the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement; provided, that in the event of a conflict between the terms of this Section 9.15 and any executed non-disclosure agreement by and between the Company and any Consenting Party, such non-disclosure agreement shall govern. Notwithstanding anything to the contrary in this Section 9.15, except to the extent required by applicable law and regulation or by any Governmental Authority as determined by the Company Parties based on reasonable advice of counsel, no Party shall make any public announcement whatsoever disclosing the identity of any individual Consenting Party or their respective holdings without the prior written consent of such Consenting Party; provided, that notwithstanding the foregoing or anything to the contrary in this Section 9.15, the Existing Confidentiality Agreements, or any non-disclosure agreement by and between the Company and any Consenting Party, the Company Parties shall not be required to keep confidential the aggregate holdings of all of the Consenting Parties, taken as a whole (for the avoidance of doubt, Existing First Lien Term Loans on a separate basis from the Existing First Lien Notes and vice versa), and each Consenting Party hereby consents to the disclosure by the Company Parties of the execution of this Agreement and the terms and contents hereof (other than the identity of the individual Consenting Parties and their respective individual holdings) (i) to the administrative agents, collateral agents and trustees, as applicable under the Existing Documents and Definitive Documents, (ii) in any filings required by applicable law and regulation or by any Governmental Authority (including any Exchange Offer Materials), (iii) in any materials regarding the Transactions distributed to any holders of Existing First Lien Term Loans and (iv) in any press release or any other public announcement in connection with this Agreement or the Transactions.

(b) Notwithstanding anything to the contrary in the Existing Confidentiality Agreements or any other confidentiality agreements entered into between any Company Party and any Consenting Party with respect to the Transactions, PubCo shall disclose its entry into this Agreement and the material terms thereof no later than one (1) Business Day following execution by publicly filing a Form 8-K with the SEC, or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information (the “Public Disclosure”). The Company Parties shall deliver drafts of the Public Disclosure to the Ad Hoc Group Advisors at least one (1) calendar day before making any such disclosure, and shall consider in good faith any comments thereto.

Section 9.16 Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives, provided that this Section 9.16 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction; provided that, after excluding the provision that is declared to be invalid or unenforceable, the remaining terms provide for the consummation of the Transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date hereof and the date this Agreement was last amended.

Section 9.17 Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties or the Ad Hoc Group Advisors identify, within four (4) Business Days following the Execution Date, any clear errors, material ambiguities or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.

Section 9.18 Joinder. Additional holders of Existing Term Loans and/or investment advisors, sub-advisors, or managers of funds, clients and discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Term Loans and that have authority to bind the beneficial owners of such Existing Term Loans to the terms of this Agreement, as applicable, may become party to this Agreement from time to time in accordance with Article 6 (solely with the consent of the Company) by agreeing in writing to be bound by the terms of this Agreement (any such Person, an “Additional Consenting Party”) by executing and delivering to Latham, and Paul, Weiss a joinder agreement in the form attached hereto as Exhibit C. Upon the execution and delivery of such joinder agreement, such Additional Consenting Party shall be deemed to make all of the representations, warranties, and covenants of a Consenting Party as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Party, as applicable, for all purposes under this Agreement as if they were originally party hereto (other than with respect to the provisions set forth in this Agreement and the Term Sheet specifically applicable to Additional Consenting Parties). Notwithstanding the foregoing or anything in this Agreement to the contrary, any holdings of Existing First Lien Notes held by such Additional Consenting Party shall not constitute Applicable Existing Debt and shall not be subject to the terms of this Agreement, and no Closing Transaction Consideration shall be due in respect thereof pursuant to this terms of this Agreement; provided, however, that the foregoing shall not limit the ability of such Additional Consenting Party to otherwise participate in the Closing First Lien Notes Exchange on the terms and subject to the conditions set forth in the Exchange Offer Materials.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the date first written above.

Advantage Sales & Marketing Inc.
Advantage ABS LLC
Advantage AMP LLC
Advantage Beverage Solutions LLC
Advantage Sales & Marketing LLC
Advantage Solutions Inc.
Advantage Waypoint LLC
ADV Data II LLC
Club Demonstration Services, Inc.
Daymon Eagle Holdings, LLC
Daymon Worldwide Canada Inc.
Daymon Worldwide Inc.
Eventus Marketing LLC
IDR Marketing Partners, LLC
Interactions Consumer Experience Marketing Inc.
Karman Intermediate Corp.
R Squared Solutions LLC
SAS Retail Services, LLC
Upshot LLC
Club Demonstration Services Australia Inc.
Club Demonstration Services Korea Inc.
Daymon Worldwide Japan Inc.

By:	/s/ Robert Murray
Name:	Robert Murray
Title:	Treasurer

Advantage Sales LLC

By:	/s/ Andrew Keenan
Name:	Andrew Keenan
Title:	President

[Company Party Signature Page to Transaction Support Agreement]

Accepted and Agreed:

Remaining signature pages on file.

[Consenting Party Signature Page to Transaction Support Agreement]

Schedule 1

On file.

Exhibit A

Term Sheet

Project Aether

Transaction Support Agreement

Term Sheet

THIS TERM SHEET IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

Terms used but not defined herein shall have the meanings given to such terms in the Transaction Support Agreement to which this Term Sheet is attached (the “Transaction Support Agreement”), including the Annexes thereto.

Transaction Summary

Overview of Closing First Lien Term Loans Transaction; Closing First Lien Notes Exchange

Closing First Lien Term Loans Transaction

Each Consenting Party shall exchange 100% of such Consenting Party’s Existing First Lien Term Loans for its share of the applicable Closing First Lien Term Loans Transaction Consideration (the “Closing First Lien Term Loans Transaction”) on and subject to the terms and conditions set forth herein.

Each Consenting Party agrees to waive funding losses, breakage losses and similar fees and expenses in connection with the Closing First Lien Term Loans Transaction.

Accrued and unpaid interest on Existing First Lien Term Loans that are exchanged in the Closing First Lien Term Loans Transaction shall be paid in cash on the Closing Date.

Closing First Lien Notes Exchange

Each Consenting Party shall deliver 100% of such Consenting Lender’s Existing First Lien Notes for its share of the applicable Closing First Lien Notes Exchange Consideration (the “Closing First Lien Notes Exchange”) on and subject to the terms and conditions set forth herein and in accordance with the applicable procedures set forth herein and in the Exchange Offer Materials.

Accrued and unpaid interest on Existing First Lien Notes that are exchanged in the Closing First Lien Notes Exchange shall be paid on the Closing Date in accordance with the applicable procedures set forth in the Exchange Offer Materials.

Closing Transaction Consideration	Closing First Lien Term Loans Transaction Consideration

Each of the Consenting Parties participating in the Closing First Lien Term Loans Transaction shall receive its respective share of, for each $1,000 of its Existing First Lien Term Loans that is prepaid in the Closing First Lien Term Loans Transaction, (i) $925.94 of new first lien term loans under the New First Lien Credit Agreement and having the terms set forth in Annex A (the “New First Lien Term Loans”), (ii) $74.06 in cash and (iii) the Support Premium (subject to the terms and conditions set forth below), unless such Consenting Party agrees to lesser consideration in writing (collectively, the “Closing First Lien Term Loans Transaction Consideration”).

The above treatment shall only apply to the Existing First Lien Term Loans (a) in the amounts listed on the respective signature pages of the Consenting Parties (which shall be deemed updated from time to time upon written notice of any Transfer permitted Transfer or an update to the lender register, in each case, pursuant to Article 6 of the Transaction Support Agreement) and (b) prepaid in the Closing First Lien Term Loans Transaction.

The in kind and cash portion of the Closing First Lien Term Loans Transaction Consideration shall each be rounded down to the nearest cent. For the avoidance of doubt, this rounding will occur on the total Closing First Lien Term Loans Transaction Consideration for each of the Consenting Parties and not for each $1,000 of Existing First Lien Term Loans that is prepaid in the Closing First Lien Term Loans Transaction.

Closing First Lien Notes Exchange Consideration

Each of the Consenting Parties participating in the Closing First Lien Notes Exchange shall receive its respective share of, for each $1,000 of its Existing First Lien Notes that is exchanged in the Closing First Lien Notes Exchange, (i) $925.94 of new first lien notes issued under the New First Lien Notes Indenture and having the terms set forth in Annex B (the “New First Lien Notes”), (ii) $74.06 in cash and (iii) the Support Premium (subject to the terms and conditions set forth below) (collectively, the “Closing First Lien Notes Exchange Consideration” and, together with the Closing First Lien Term Loans Transaction Consideration, the “Closing Transaction Consideration”); provided, that such Consenting Party delivers all of its Existing First Lien Notes for exchange in the Closing First Lien Notes Exchange and consents to the Closing First Lien Notes Amendments in the Consent Solicitation within 10 Business Days of the Commencement Date (the “Early Tender Date,” as defined and described in the Exchange Offer Materials) in accordance with the applicable procedures set forth in the Exchange Offer Materials, and does not withdraw or revoke such delivery.

The in kind portion of the Closing First Lien Notes Exchange Consideration shall be rounded down to the nearest $1.00 in accordance with the applicable procedures set forth in the Exchange Offer Materials. For the avoidance of doubt, this rounding will occur on the total Closing First Lien Notes Exchange Consideration for each of the Consenting Parties and not for each $1,000 of Existing First Lien Notes that is exchanged in the Closing First Lien Notes Exchange.

Support Premium	In consideration for their entry into the Transaction Support Agreement and participation in the Closing First Lien Term Loans Transaction and/or Closing First Lien Notes Exchange, each of the Consenting Parties shall receive a fee (the “Support Premium”) equal to:

(a) in the case of Closing First Lien Term Loans Transaction, 2.25% of the aggregate principal amount of the New First Lien Term Loans such Consenting Party would receive as Closing First Lien Term Loans Transaction Consideration (without giving effect to the Support Premium) in respect of the Existing First Lien Term Loans listed on its signature page to the Transaction Support Agreement (which shall be deemed updated from time to time upon written notice of any permitted Transfer or an update to the lender register, in each case, pursuant to

Article 6 of the Transaction Support Agreement) as determined on the date that is the 10th Business Day from the launch of the Closing First Lien Term Loans Transaction, which, for the avoidance of doubt, shall be the same date as the Early Tender Date, as specified in the materials posted by the Company Parties to the lender site to holders of Existing First Lien Term Loans (the “Early Joinder Deadline”); provided, that Additional Consenting Parties that have not executed a joinder to the Transaction Support Agreement on or prior to the Early Joinder Deadline shall not receive the Support Premium; and

(b) in the case of the Closing First Lien Notes Exchange, $20.83 per each $1,000 of such Consenting Party’s Existing First Lien Notes delivered for exchange (and not withdrawn or revoked) in the Closing First Lien Notes Exchange no later than the Early Tender Date in accordance with the applicable procedures set forth in the Exchange Offer Materials; provided, that, for the avoidance of doubt, the Support Premium described in this clause (b) shall be equivalent to, and not duplicative of, the “Early Exchange Premium” (as defined and described in the Exchange Offer Materials);

in each case subject in all respects to Section 6.01 of the Transaction Support Agreement.

The Support Premium shall be paid in kind and due and payable on, and subject to the occurrence of, the Closing Date.

Implementation

Closing First Lien Term Loans Transaction

The Closing First Lien Term Loans Transaction shall be implemented via a transaction pursuant to which (x) each Consenting Party participating in the Closing First Lien Term Loans Transaction shall receive its share of the Closing First Lien Term Loans Transaction Consideration and (y) each Consenting Party that is a lender under the Existing First Lien Credit Agreement shall consent to the Closing First Lien Term Loans Amendments, in each case on and subject to the terms and conditions set forth herein and in the Transaction Support Agreement and pursuant to one or more agreements governing the Closing First Lien Term Loans Transaction (collectively, the “Closing First Lien Term Loans Transaction Agreement”).

Closing First Lien Notes Exchange

The Closing First Lien Notes Exchange shall be implemented via an exchange offer and the Consent Solicitation on the terms and subject to the conditions set forth in the Exchange Offer Materials, on the terms set forth on Annex C.

Consents	Closing First Lien Term Loans Transaction

On the Closing Date, the Company Parties and each Consenting Party that is a lender thereunder shall execute an amendment to the Existing First Lien Credit Agreement (the “Closing First Lien Term Loans Amendments”), which such Closing First Lien Term Loans Amendments shall be acknowledged by the administrative agent under the Existing First Lien Credit Agreement (together with the collateral agent under the Existing First Lien Credit Agreement, the “Existing Administrative Agent”), to, among other things, (a) allow the Transactions to be consummated, (b) remove substantially all affirmative and negative covenants, mandatory prepayments, change of control provisions, and events of default (the “Specified Matters”), and remove certain other provisions that may be removed with the consent of the requisite majority of holders thereunder and the Company Parties; provided, that notwithstanding anything to the contrary herein, the Company Parties and the Majority Consenting Parties shall make such amendments, waivers or modifications to the Existing First Lien Credit Agreement as are set forth in this Term Sheet or otherwise reasonably acceptable to the Company Parties and the Majority Consenting Parties, including those relating to covenants, prepayments, other “majority consent” matters, collateral, any releases of liens or guarantees, or subordination of any kind with respect to the Closing First Lien Term Loans Amendments and documents related thereto, and (c) direct the Existing Administrative Agent to enter into a junior intercreditor agreement based on the form of Exhibit K to the Existing First Lien Credit Agreement (as the same may be modified in a manner reasonably satisfactory to the New Administrative Agent, the Existing Administrative Agent, the New Trustee, the Company Parties and the Majority Consenting Parties, including to add payment subordination provisions thereto) with the New Administrative Agent, the New Trustee and the applicable Company Parties (the “New Junior Intercreditor Agreement”); provided, that the liens securing the obligations and the payments due under the New First Lien Credit Agreement and New First Lien Indenture will rank senior in all respects to the liens securing the obligations and the payments due under the Existing First Lien Credit Agreement, and the obligations and payments under the Existing First Lien Credit Agreement will be subordinated to the obligations and payments under the New First Lien Credit Agreement and New First Lien Indenture.

Closing First Lien Notes Exchange

On the terms and subject to the conditions set forth in the Exchange Offer Materials, on the Closing Date, the Company Parties and the Existing Trustee (as defined below) shall execute a supplemental indenture to the Existing First Lien Indenture (the “Closing First Lien Notes Amendments”), which such Closing First Lien Notes Amendments shall be acknowledged by the trustee under the Existing First Lien Indenture (together with the collateral agent under the Existing First Lien Indenture, the “Existing Trustee”), to, among other things, (a) allow the Transactions to be consummated, (b) remove the Specified Matters and remove certain other provisions that may be removed with the consent of the requisite majority of holders thereunder and the Company Parties, (c) release all of the collateral securing the Existing First Lien Notes, and (d) direct the Existing Trustee to enter into the New Junior Intercreditor Agreement.

Minimum Participation Condition

On the Closing Date, at least 99% in aggregate principal amount of the Existing Debt shall be prepaid or exchanged in the Closing First Lien Term Loans Transaction and the Closing First Lien Notes Exchange, respectively (the “Minimum Participation Condition”).

Notwithstanding anything to the contrary herein, the Minimum Participation Condition may be reduced or waived by mutual agreement of the Company Parties and the Majority Consenting Parties.

Mutual Release	In each of the New First Lien Credit Agreement and New First Lien Indenture, each Releasing Party shall provide a release of the Released Parties on the same terms as the releases set forth in the Transaction Support Agreement.

Conditions Precedent to Closing	The occurrence of the Closing Date, and the obligations of the Consenting Lenders to effect the Transactions to occur on the Closing Date, shall be subject solely to the satisfaction (or waiver by mutual agreement of the Company Parties and the Majority Consenting Parties) of each of the following conditions on or prior to the Closing Date:

1.  the Transaction Support Agreement shall not have been terminated in accordance with its terms and there shall not be continuing any cure period with respect to any event, occurrence or condition that would permit the Majority Consenting Parties to terminate the Transaction Support Agreement in accordance with its terms following the conclusion of such cure period;

2.  the Minimum Participation Condition shall have been satisfied or waived by the Company Parties and the Majority Consenting Parties;

3.  the execution (including, for any agent, by way of acknowledgement) of each of the following definitive documents (such documents, together with all other ancillary and related documents, schedules, exhibits, addenda and instruments entered into in connection with the Transactions, the “Definitive Documents”), which, in each case, shall be in form and substance (a) consistent in all respects with this Term Sheet or as otherwise agreed by the Company Parties and the Majority Consenting Parties; (b) consistent with the terms of the Transaction Support Agreement; (c) with respect to any provisions not addressed by this Term Sheet or the Transaction Support Agreement, subject to and in accordance with Section 1.02 of the Transaction Support Agreement and (d) shall not contain any conditions precedent other than those set forth in this Term Sheet:

Closing First Lien Term Loans Transaction

(i) the New First Lien Credit Agreement (together with all schedules and exhibits thereto) duly executed by each of the Company, Holdings, each of the Guarantors, the lenders and Bank of America, N.A., as administrative agent and collateral agent (the “New Administrative Agent”);

(ii) the guarantee agreement for the New First Lien Credit Agreement (together with all schedules and exhibits thereto) duly executed and delivered by the applicable Obligors and the New Administrative Agent (as defined below) (the “New Guarantee Agreement”);

(iii) (A) the New York law governed security agreement for the New First Lien Credit Agreement (together with all schedules and exhibits thereto, the “New Term Loans U.S. Collateral Agreement”) duly executed and delivered by the applicable Obligors and the New Administrative Agent, (B) the security agreement governed by the laws of Canada for the New First Lien Credit Agreement (together with all schedules and exhibits thereto, the “New Term Loans Canadian

Collateral Agreement” and, together with the New Term Loan U.S. Collateral Agreement, the “New Term Loans Collateral Agreements”) duly executed and delivered by the applicable Obligors and the New Administrative Agent, (C) to the extent required to be delivered pursuant to the New Term Loans Collateral Agreements, the intellectual property security agreements required pursuant to the New Term Loans Collateral Agreements to be recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, duly executed and delivered by the applicable Company Parties, (D) the delivery of financing statements or financing charge statements under the Uniform Commercial Code or the PPSA[1] for filing in the appropriate recording offices against the applicable Obligors, in proper form for filing or recordation, as applicable and (E) to the extent required to be delivered pursuant to the New Term Loans Collateral Agreements, certificates, if any, representing pledged equity constituting collateral, provided, however, that the requirement set forth in the foregoing clause (E) shall not constitute a condition precedent to the occurrence of the Closing Date after the Company Parties’ use of commercially reasonable efforts to provide such items on or prior to the Closing Date if the Company Parties agree to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within sixty (60) days after the Closing Date (subject to extensions approved by the New Administrative Agent in its reasonable discretion);

(iv) a pari passu intercreditor agreement substantially in the form of the Closing Date Equal Priority Intercreditor Agreement (as defined in the Existing First Lien Credit Agreement) duly executed and delivered by New Administrative Agent, the New Trustee and the applicable Obligors (the “New Pari Passu Intercreditor Agreement”);

(v) the Closing First Lien Term Loans Amendments, including the New Junior Intercreditor Agreement;

(vi) a joinder, duly executed by the New Administrative Agent, the New Trustee and the applicable Obligors, to the Existing ABL Intercreditor Agreement and any amendments to the Existing ABL Intercreditor Agreement that the parties thereto may agree (the “Existing ABL Intercreditor Agreement Joinder”);

(vii) the Closing First Lien Term Loans Transaction Agreement;

(viii) customary written opinions of counsel;

[1]

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code of Quebec) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or opposability or priority of a security interest in or lien on any collateral.

(ix) a certificate of the Company, dated as of the Closing Date, confirming compliance with the conditions set forth in clauses (6) and (7) below;

(x) a certificate of each of the Obligors, dated as of the Closing Date, including or attaching a copy of (i) each organizational document of such persons, certified, to the extent applicable, as of a recent date by the applicable governmental authority, (ii) signature and incumbency certificates of the responsible officers of such persons executing the Definitive Documents to which it is a party, (iii) resolutions of the board of directors (or equivalent governing body) of each such person approving and authorizing the execution, delivery and performance of the Definitive Documents to which it is a party, certified as of the Closing Date by a responsible officer as being in full force and effect without modification or amendment and (iv) if applicable in the relevant jurisdiction, certificates of good standing (or equivalent) for each such person issued by the applicable governmental authority in its jurisdiction of incorporation or organization as of a recent date;

(xi) the New Administrative Agent shall have received a borrowing request duly executed by the Company and conditioned on the occurrence of the Closing Date; and

(xii) a certificate of a responsible officer of the Company as to the solvency of the Borrower substantially in the form attached to the Existing First Lien Credit Agreement.

Closing First Lien Notes Exchange

(i) the New First Lien Indenture (together with all schedules and exhibits thereto) duly executed by each of the Obligors and Wilmington Trust, N.A., as trustee and collateral agent (the “New Trustee”);

(ii) (A) the New York law governed security agreement for the New First Lien Indenture (together with all schedules and exhibits thereto, the “New Notes U.S. Collateral Agreement”) duly executed and delivered by the applicable Obligors and the New Trustee, (B) the security agreement governed by the laws of Canada for the New First Lien Indenture (together with all schedules and exhibits thereto, the “New Notes Canadian Collateral Agreement” and, together with the New Notes U.S. Collateral Agreement, the “New Notes Collateral Agreements”) duly executed and delivered by the applicable Obligors and the New Trustee, (C) to the extent required to be delivered pursuant to the New Notes Collateral Agreements, the intellectual property security agreements required pursuant to the New Notes Collateral Agreements to be recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, duly executed and delivered by the applicable Obligors, (D) the delivery of financing statements or financing charge statements under the Uniform Commercial Code or the PPSA for filing in the appropriate recording offices against the applicable Obligors, in proper form for filing or recordation, as applicable and (E) to the extent required to be delivered pursuant to the New Notes Collateral Agreements, certificates, if any, representing pledged equity constituting collateral, provided, however, that the requirement set forth in the foregoing clause (E) shall not constitute a condition precedent to the occurrence of the Closing Date after the Company Parties’ use of commercially reasonable efforts to provide such items on or prior to the Closing Date if the Company Parties agree to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within sixty (60) days after the Closing Date (subject to extensions approved by the New Administrative Agent in its reasonable discretion);

(iii) the New First Lien Notes, duly executed and delivered by each of the Company and the New Trustee;

(iv) the Closing First Lien Notes Amendments;

(v) customary opinions of counsel;

(vi) a certificate of the Company, dated as of the Closing Date confirming compliance with the conditions set forth in clauses (6) and (7) below; and

(vii) a certificate of each of the Obligors, dated as of the Closing Date, including or attaching a copy of (i) each organizational document of such persons, certified, to the extent applicable, as of a recent date by the applicable governmental authority, (ii) signature and incumbency certificates of the responsible officers of such persons executing the Definitive Documents to which it is a party, (iii) resolutions of the board of directors (or equivalent governing body) of each such person approving and authorizing the execution, delivery and performance of the Definitive Documents to which it is a party, certified as of the Closing Date by a responsible officer as being in full force and effect without modification or amendment and (iv) if applicable in the relevant jurisdictions, certificates of good standing (or equivalent) for each such person issued by the applicable governmental authority in its jurisdiction of incorporation or organization as of a recent date.

4. the Company Parties shall have complied in all material respects with their covenants and obligations under the Transaction Support Agreement required to be performed prior to the Closing Date;

5.  the Company Parties shall have paid all invoiced unpaid fees, costs, and out-of-pocket expenses of Paul, Weiss and PJT, in each case in accordance with and subject to the Paul, Weiss Fee Letter and PJT Engagement Letter, respectively, to the extent an invoice has been received by the Company Parties on or before the date that is at least two (2) Business Days prior to the Closing Date (or such later time as agreed by the Company), which shall include a reasonable fee and expense estimate through and including the Closing Date;

6.  all representations and warranties made by the Company, Holdings and the Guarantors in the New First Lien Credit Agreement shall be true and correct in all material respects (or if qualified by materiality, material adverse effect or similar language, true and correct in all respects) as of the Closing Date, or if such representations and warranties expressly relate to an earlier date, such earlier date; and

7.  no Event of Default (as defined in the New First Lien Credit Agreement) shall exist and be continuing on the Closing Date immediately after giving effect to the consummation of the Transactions.

Any of the foregoing conditions may be waived only by the Majority Consenting Parties and the Company Parties; provided, however, that no Party shall have the right to waive any condition where that Party’s action is required to satisfy a condition, whose representations and warranties are to be true and correct, or whose act, or failure to act, gives rise to a breach or a failure of a condition, in each case, as of the Closing Date.

Documentation Principles	The (a) definitive agreement governing the New First Term Loans having the terms set forth in Annex A (the “New First Lien Credit Agreement”), the New Guarantee Agreement, the New Term Loans Collateral Agreements and the security and other documentation related thereto, (b) definitive agreement governing the New First Lien Notes having the terms set forth in Annex B (the “New First Lien Indenture”), the New Notes Collateral Agreements and the security and other documentation related thereto and (c) the other Definitive Documents will (x) contain the terms and conditions set forth in the applicable Annexes attached hereto; and (y) as applicable, other than with respect to terms and provisions directly related to specific provisions of the Transaction Support Agreement to which this Term Sheet is attached (including the Annexes A through C attached hereto), otherwise be in form and substance substantially consistent with, the Existing First Lien Credit Agreement (in the case of the New First Lien Credit Agreement) and the Existing First Lien Indenture (in the case of the New First Lien Indenture) and the other applicable Existing Documents, with revisions to (i) give effect to the terms and conditions in this Term Sheet (including the Annexes attached hereto) or as otherwise agreed in writing between the Company Parties and the Majority Consenting Parties and (ii) reflect the reasonable operational requirements of the Existing Administrative Agent, the Existing Trustee, the New Administrative Agent and the New Trustee, as applicable, or as otherwise agreed in writing between the Company Parties and the Majority Consenting Parties.

ABL Amendments	Each of the Parties shall cooperate in good faith to facilitate the execution and delivery of, and the satisfaction of the conditions precedent to the effectiveness of, certain amendments to the Existing ABL Credit Agreement, including having terms as may be agreed by the Company Parties and the lenders under the Existing ABL Credit Agreement in form and substance reasonably satisfactory to the Majority Consenting Parties (the “Closing ABL Amendments”) as promptly as reasonably practicable; provided, that the Consenting Parties shall not be required to take any affirmative actions with respect thereto other than consenting to the intercreditor agreements relating to the Closing ABL Amendments upon terms reasonably acceptable to the Majority Consenting Parties; provided, further, that notwithstanding anything to the contrary herein or in the Transaction Support Agreement, in no event shall the execution, delivery or effectiveness of the Closing ABL Amendments be a condition to the occurrence of the Closing Date or to the consummation of any of the other Transactions.

Annex A

Terms of New First Lien Term Loans

The summary below describes the proposed principal terms of the New First Lien Term Loans. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Support Agreement and the Term Sheet to which this Annex A is attached. A summary of certain covenants and additional terms to be reflected in the New First Lien Credit Agreement is attached as Annex A-1 hereto.

Term

Borrower	Advantage Sales & Marketing Inc.

Guarantors

Karman Intermediate Corp. (“Holdings”), each wholly owned subsidiary of Holdings that is a guarantor under the Existing First Lien Credit Agreement and each other existing or subsequently formed or acquired direct or indirect wholly owned subsidiary of an Obligor that is not an Excluded Subsidiary (the “Guarantors”, and together with the Borrower, the “Obligors”).

“Excluded Subsidiary” has the meaning set forth in Annex A-1 (subject in all respects to the revisions reflected therein).

Collateral

The obligations under the New First Lien Credit Agreement shall be secured by substantially all of the assets of the Obligors, other than Excluded Property (the “New Priority Collateral”).

“Excluded Property” has the meaning set forth in Annex A-1 (subject in all respects to the revisions reflected therein).

Priority

First-lien priority on all New Priority Collateral other than ABL Priority Collateral (pari passu with the New First Lien Notes).

Second-lien priority on all ABL Priority Collateral (pari passu with the New First Lien Notes).

“ABL Priority Collateral” means the “ABL Collateral” as defined in the Existing ABL Intercreditor Agreement.

Intercreditor Arrangements	Liens on the New Priority Collateral to be subject to the following intercreditor arrangements: the New Pari Passu Intercreditor Agreement, the New Junior Intercreditor Agreement and the Existing ABL Intercreditor Agreement.

Maturity	April 19, 2030.

Interest Rate	S + 600 bps + CSA per annum, payable in cash. CSA: 11.448 bps (1 month) / 26.161 bps (3 months) / 42.826 bps (6 months)

Amortization	2.50% per annum, payable quarterly.

Term

Financial Covenant	None.

Excess Cash Flow Sweep

75% of Excess Cash Flow annually (if applicable), pro rata between the New First Lien Term Loans and New First Lien Notes.

Leverage-based step-down: 50% if First Lien Net Leverage ≤ 4.00:1.00.

Sweep payment to be made annually (if applicable).

Call Protection	None.

OID	None.

Administrative Agent	Initially, Bank of America, N.A. or such other administrative agent as agreed between the Majority Consenting Parties and the Company Parties.

Collateral Agent	Initially, Bank of America, N.A. or such other collateral agent as agreed between the Majority Consenting Parties and the Company Parties.

Covenants and Additional Terms	See Annex A-1, subject in all respects to the Documentation Principles.

Annex A-1

Certain Covenants and Additional Terms of New First Lien Term Loans

Project Aether

Covenant Grid

Reference is made to (i) that certain First Lien Credit Agreement, dated as of October 28, 2020 (as amended restated, supplemented or modified prior to the date hereof, the “Existing First Lien Credit Agreement”), among ADVANTAGE SALES & MARKETING INC., a Delaware corporation (the “Borrower”), KARMAN INTERMEDIATE CORP., a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Existing Term Loan Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent (the “Bank of America”), (ii) that certain ABL Revolving Credit Agreement, dated as of October 28, 2020 (as amended restated, supplemented or modified prior to the date hereof, the “Existing ABL Credit Agreement”), among the Borrower, Holdings, each lender from time to time party thereto (collectively, the “Existing ABL Lenders”) and Bank of America and (iii) that certain Indenture, dated as of October 28, 2020 (as amended restated, supplemented or modified prior to the date hereof, the “Existing Indenture”), among the Borrower (in such capacity and as successor in interest to Advantage Solutions FinCo LLC, a Delaware limited liability company, the “Issuer”), Holdings, each holder from time to time party thereto (collectively, the “Existing Holders”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent (“Wilmington Trust”). Capitalized terms used but not defined herein shall have the applicable meanings set forth in the Existing First Lien Credit Agreement, the Existing ABL Credit Agreement or the Existing Indenture, as applicable. Covenant terms shall apply to both the Existing Term Loan Credit Agreement and the Existing Indenture; provided that dollar-denominated baskets under the amended Indenture will include a 10% cushion to the equivalent baskets under the amended Term Loan Credit Agreement.

Item		New First Lien Credit Agreement / New First Lien Indenture
Debt and Liens
1.	Incremental Facilities/Incremental Equivalent Debt (Section 2.13; “Fixed Incremental Amount”; “Ratio Amount”)	Fixed Amount: $100M, plus additional amounts to exchange/repurchase non-extended loans and notes Capacity can be used for exchanges or new money.
Ratio Amount: Pari Secured: FLNLR < Amendment Date FLNLR minus 1.00x. Junior Secured: SNLR < Amendment Date SNLR minus 0.25x. Unsecured: TNLR < Amendment Date TNLR.

Prepayment Based: Voluntary prepayments of Term Loans, Senior Secured Notes, other Pari Passu Lien Debt, the ABL Credit Facility and indebtedness secured on a pari passu basis with the ABL Credit Facility.

MFN: 50 bps for life for pari passu debt, no exclusions. Applies to all pari passu debt other than underwritten 144A/Reg S high yield bonds
Inside Maturity Exception: None
Non-Loan Party Debt: No Non-Loan Party Debt (including guarantees) other than dedicated basket
2.	Ratio Debt (Section 2.13; “Ratio Amount”; Section 7.03(j) “Permitted Ratio Debt”)

Pari Secured: FLNLR < Amendment Date FLNLR minus 1.00x.

Junior Secured: SNLR < Amendment Date SNLR minus 0.25x.

Unsecured: TNLR < Amendment Date TNLR.

No Non-Loan Party Debt (including guarantees) other than dedicated basket

3.	Purchase Money Basket / Capitalized Leases (Section 7.03(d))	$50M
4.	Intercompany Indebtedness (Section 7.03(e))	Unlimited between Obligors or between non-Obligors, otherwise must be permitted intercompany investment pursuant to Section 7.02(a) (see below). All intercompany indebtedness must be subordinated.
5.	General Debt Basket (Section 7.03(y))	$100M; provided may not be used for Non-Loan Party Debt for borrowed money.
6.	Contribution Debt (“Contribution Indebtedness”; Section 7.03(k))	None
7.	Guarantees of JV Debt (Section 7.03(x))	None
8.	Guarantees of Restricted Subsidiary Debt (Section 7.03(w))	Guarantees by Loan Parties of indebtedness of non-Loan Parties must be permitted utilizing an investment basket
9.	Letters of Credit (Section 7.03(u))	$50M if cash collateralized. For the avoidance of doubt, excludes LCs issued under the ABL facility.
10.	Qualified Securitization Financings (Section 7.03(t))	$20M, plus reductions in the ABL commitments, securitization assets limited to receivables and assets ordinarily subject to qualified securitizations.
11.	Non-Loan Party Debt (Section 7.03(g))	$30M, may only be used for bona fide business purpose and cannot be reclassified No other basket may be used for third party Non-Loan Party Debt for borrowed money.
12.	ABL Indebtedness (Section 7.03(b)(ii))	Greater of (x) $500MM and (y) the Borrowing Base (as defined in the ABL Credit Agreement as of the closing date)
13.	Senior Secured Notes (Section 7.03(b)(i))	Exchanged senior secured notes permitted. Non-exchanged notes under Existing Indenture permitted (as amended at closing)

1

Item		New First Lien Credit Agreement / New First Lien Indenture
14.	General Liens (Section 7.01(nn))	Greater of $40M and [__]%EBITDA, may not be secured on a pari passu basis. Growth amount tied to an equivalent percentage that $40M represents of Closing Date EBITDA.
15.	Liens on assets of Non-Loan Parties, Excluded Assets (Section 7.01(g))	Unlimited Liens on assets of Non-Loan Party Restricted Subsidiaries securing Non-Loan Party Debt. No basket for unlimited Liens on Excluded Assets.
Restricted Payments; Junior Debt Prepayments
16.	Available Amount (“Available Amount”; Section 7.06(s)(i))

(i) 50% of CNI after the Closing Date; may be used for Investments, RPs and RDPs subject to TNLR < 3.50

(ii) 100% of aggregate net proceeds and FMV of property from equity issuances or capital contributions after the Closing Date; subject to TNLR < 3.50

(iii) No credit for (a) cash and FMV property received from the issuance or sale subsequent to the Closing Date of Indebtedness; (b) cash and FMV of property received as returns from (x) dispositions of capital stock of a Minority Investment or Unrestricted Sub and (y) any distribution made by a Minority Investment Unrestricted Sub; (c) proceeds of assets sales not required to be applied to a prepayment of the Term Loans

(iv) Starter - greater of $50M and [_]% EBITDA, available for Investments, RPs and RDPs subject to 3.5x TNLR and no EoD

Growth amount tied to an equivalent percentage that $50M represents of Closing Date EBITDA.

17.	Equity/Debt Repurchases from Management (Section 7.06(g)(i))	$5M per calendar year plus purchases of vested equity. Unused amounts to be carried over to one succeeding calendar year.
18.	Post-IPO Dividends (Section 7.06(j))	None.
19.	General RP Basket (Section 7.06(s)(ii))

Greater of $40M and [ _]% of EBITDA, increasing to greater of $60M and [ _]% EBITDA if TNLR is 0.5x inside closing date level

Growth amounts tied to an equivalent percentage that $40M and $60M, respectively, represent of Closing Date EBITDA.

20.	Dividend of Unrestricted Subsidiary Shares (Section 7.06(f))	None.
21.	Ratio RP Basket (Section 7.06(r))	None.
22.	Definition of “Junior Financing”	Material Indebtedness that is contractually subordinated debt, junior lien debt, unsecured debt for borrowed money (including non-exchanged term loans and notes)
23.	General Junior Debt Payment Basket (Section 7.09(a)(x)(B))	$25M
24.	Ratio Junior Debt Payment Basket (Section 7.09(a)(ix))	None.
25.	Reallocations from General RP (7.06(s))	None.
26.	Existing Debt Repurchase / Exchange Basket

•

Exchanges of non-participating term loans and notes outstanding after closing on terms no more favorable than those provided to participating lenders and noteholders (including exchanges for pari passu first lien indebtedness).

•

Repurchases of non-participating term loans and notes at a price no more favorable than the exchange ratio provided to participating lenders and noteholders.

•

Repurchases with the proceeds of new equity.

Dispositions
27.	Cash Consideration Basket (Section 7.05(j))

75% of the consideration on Dispositions is required to be received in cash for sales where consideration exceeds $10M.

Designated Non-Cash Consideration Basket of $10M.

Assumption/retirement of debt component of “cash consideration” cannot be used in connection with LME.

Usage of Basket is subject to no EoD.

28.	Asset Sale Sweep (Section 2.04(b)(ii); “Asset Sale Prepayment Percentage”)	Application: 100% of Net Cash Proceeds from any Asset Disposition, no step downs.
Prepayment Threshold: $5M.

Reinvestment Period: 365 days + 180 days for binding commitments; in addition, proceeds from sales of Collateral must be reinvested in assets that are or become Collateral

In each fiscal year: first $25M of proceeds may be reinvested; with respect to proceeds above $25M and less than $200M in any fiscal year, 33% may be reinvested; with respect to proceeds of $200M and above in any fiscal year, 50% may be reinvested

In addition, for asset sale proceeds expected to be received beginning 1/1/26 through transaction close in an amount up to $43M, 50% of such proceeds received will be subject to the post-transaction asset sale provisions.

2

Item		New First Lien Credit Agreement / New First Lien Indenture
29.	Call Protection	None.
30.	Intercompany Dispositions Among Restricted Subs (Section 7.05(d))	Dispositions from Loan Parties to Non-Loan Parties deemed to be investments and subject to investments covenant, subject to Section 7.02(a).
31.	General Dispositions (Section 7.05(j))	Dispositions of assets in a single or related series of transactions with a FMV of less than $2M or $5M in the aggregate for all such transactions in any fiscal year. No carry-forward
32.	Sales of Unrestricted Sub Equity (Section 7.05(m))	No exception for sales of equity of Unrestricted Subsidiaries.
33.	Sales pursuant to Sale Leaseback Transactions (Section 7.05(f))	No exception for Sale Leaseback Transactions.
Affiliate Transactions
34.	De minimis Threshold (Section 7.07(m))	$5M
35.	Payment of Management/Consulting Fees (Section 7.07(k))	None.
Investments
36.	Investments in Subsidiaries (Section 7.02(a))

(a)   $20M for Investments by Loan Parties in non-Loan parties; must be for a bona fide business purpose and made in the ordinary course of business and reclassified as Investment in Loan Parties if such non-Loan Party becomes a Loan Party and this basket will refresh up to the fair market value of the remaining Investment in such non-Loan Party at the time (but not to exceed the amount of the initial investment made in such non-Loan Party using this basket).

(b)   Unlimited Investments in non-Loan Parties in respect of intercompany liabilities incurred in connection with payroll, cash management, cash-pooling, purchasing, transfer pricing, procurement, insurance, tax, IP licensing and accounting operations of the Borrower and its Subsidiaries, in each case, made in the ordinary course of business and consistent with past practice.

37.	Permitted Acquisitions (Section 7.02(c))

Acquisitions of Non-Loan Parties capped at $75M

Otherwise, acquisitions of assets structured such that a Loan Party shall acquire such assets and such assets become Collateral and Borrower or Loan Party shall survive any merger or consolidation

38.	Loans to Company Persons (Section 7.02(j))	Basket of $5M

Exception for management advances to purchase equity; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash.

No exception for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes.
39.	General Basket (7.02(hh)(ii))	$100M, of which $75M may be used for investments in Non-Loan Parties
40.	Investments in JVs (Section 7.02(h); “Joint Venture Investments”)	None.
41.	Investments in Unrestricted Subsidiaries (Existing Indenture – Section 4.04(2)(aa))	None (for the avoidance of doubt, no Unrestricted Subsidiary concept will be included).
42.	Investments in Similar Business (Section 7.02(e))	None.
43.	Ratio Investments Basket (Section 7.02(gg))	None.
44.	Available Amount (Section 7.02(hh)(i))	See row 16 above in “Restricted Payments”
45.	General RP and RDP Reallocations	General RP / RDP may be reallocated to Investments.

3

Item		New First Lien Credit Agreement / New First Lien Indenture
Miscellaneous
46.	Cross Default and Judgment Threshold (“Threshold Amount”; Section 8.01(g); Section 8.01(i)(i))	$30M
47.	Excess Cash Sweep (“ECF Prepayment Percentage”; Section 2.05(b(i))

75% of Excess Cash Flow annually (if applicable), with dollar for dollar reductions for voluntary prepayments of pari passu lien debt, Existing ABL Credit Agreement, permitted Investments, acquisitions and capex, expenses actually made to the extent not deducted in calculating CNI; applied pro rata between the New First Lien Term Loans and New First Lien Notes.

Leverage-based step-down: 50% if First Lien Net Leverage ≤ 4.00:1.00.

Sweep payment to be made annually (if applicable), within 5 BD of delivery of audited financials

$5M de minimis carve-out

Payments subject to $100M Minimum Liquidity (ABL Availability + Cash) pro forma for the ECF sweep

Liability Management / Amendments
48.	Voting	Supermajority Lenders formulation to be Lenders holdings more than 66 2/3% of Term Loan Exposure.
49.	Serta (Lien and Payment Subordination)

All lender vote to amend, modify or waive any term or provision of any Loan Document to permit the issuance or incurrence of any Indebtedness (including any exchange of existing Indebtedness that results in another class of Indebtedness for borrowed money, but excluding, for the avoidance of doubt, any “debtor-in-possession” facility pursuant to Section 364 of the Bankruptcy Code (or similar financing under applicable law)) with respect to which (x) the Liens on the Collateral securing the Obligations of any tranche would be subordinated (or have the effect of being subordinated) or (y) all or any portion of the Obligations of any tranche would be subordinated (or have the effect of being subordinated) in right of payment (any such other Indebtedness to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in each case without the written consent of each lender directly and adversely affected thereby, unless each adversely affected lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness.

Required Lender consent shall be required to incur any Indebtedness under the pro-rata offer exception set forth above.

50.	Pro Rata Sharing / Waterfall (Section 11.01(b)(viii))	All lender vote to amend the pro rata sharing (Section 2.12) and waterfall (Section 8.03) provisions, or would have the effect of amending those provisions.
51.	Debt Repurchases (Section 10.07(h))

Dutch Auctions and open market purchases must be offered to all Lenders on a pro rata basis and must be in cash except where consummated pursuant to the exception to the Serta provisions; provided that proceeds of the ABL loans cannot be used for this purpose.

Supermajority lender vote required for any amendment that would amend these provisions.

52.	Chewy (Release of Non-Wholly Owned Subsidiaries) (Section 9.01(a)(i)(I)(C))

(a)   A subsidiary guarantor will not be released from its guarantee upon becoming a non-wholly-owned subsidiary, unless (i)(a) it became a non-wholly-owned subsidiary pursuant to a transaction with a non-affiliated third party for a legitimate business purpose and that was consummated for fair market value (as determined by the Borrower/issuer acting in good faith), (b) on an arms’ length basis and (c) not for the primary purpose of releasing the guarantee or for debt incurrence or liability management; provided that such Guarantor shall only be released from its Guarantee if no Event of Default exists or will otherwise result from such transaction and (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Guarantor to cease to be a Guarantor, the borrower/issuer is deemed to have made an investment in such resulting non-guarantor subsidiary in an amount equal to the portion of the fair market value of the net assets of such Guarantor attributable to the Borrower’s/issuer’s or any subsidiary’s equity interest therein as determined by the Borrower/issuer in good faith, and such investment is a permitted investment.

(b)   Similar protection against the release of any U.S. Subsidiary upon becoming a subsidiary of any Non-U.S. Subsidiary to be included.

For the avoidance of doubt any remaining non-wholly-owned equity interests shall be pledged only to the extent otherwise required to be pledged as collateral.

Provision may be modified or amended with Supermajority lender vote.

53.	Incora (Incurrence of Obligations to Influence Voting)

Disallow incurrence of obligations in contemplation of or for the purpose of influencing any voting threshold for purposes of any amendment, modification or waiver of the Loan Documents that is to occur simultaneously or substantially simultaneously with the incurrence of such indebtedness.

Provision may not be modified or amended without consent of each affected lender.

54.	Double Dip

All intercompany debt for borrowed money owing from a guarantor to non-guarantor and guarantees of non-guarantor debt by a guarantor must be both unsecured and subordinated pursuant to a customary intercompany subordination agreement.

Supermajority lender vote for any amendment to this provision.

55.	Netting/Recycling/Recharging (Section 1.08(e))	RPs may not be refreshed and Investment baskets may only be refreshed to the extent there is a cash return on the Investment and not to exceed the amount of the original Investment.
56.	J. Crew / Pluralsight (Disposition of Material Intellectual Property to Unrestricted Subsidiary) (Section 7.3)

The Borrower shall not, nor shall it permit any Subsidiary to sell, transfer or otherwise dispose of any “Material Intellectual Property” (as defined below) (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Non-Loan Party Subsidiary or to any Affiliate, other than the grant of a non-exclusive license of intellectual property to any Subsidiary of the Borrower (x) in the ordinary course of business or consistent with past practice and (y) for a bona fide business purpose;

“Material Intellectual Property” shall mean, as of any date of determination, any Intellectual Property owned or exclusively licensed to the Borrower or any Subsidiary of the Borrower, which Intellectual Property is (taken as a whole) material to the business of the Borrower and its Subsidiaries as reasonably determined in good faith by the Borrower.

Provision may be modified or amended with supermajority lender vote

4

Item		New First Lien Credit Agreement / New First Lien Indenture
57.	Refinancing Amendments (Section 2.14)

Refinancing facilities only permitted if they are applied on a pro rata basis to repay the applicable tranche of loans under the new credit agreement in cash at par, provided that any such refinancing tranche shall be pari or junior in priority to the tranche of loans being refinanced (including with respect to voluntary and mandatory prepayments and the waterfall provisions)

Any amendment to allow for refinancings of any tranche on a non-pro rata basis or to modify the permitted priority of any refinancing facilities to require the consent of all affected lenders

Refinancing debt cannot have any obligors that are not Loan Parties or security interests in assets that are not Collateral.

58.	Extension Amendments (Section 2.15)

Extension offers can be made on a pro rata basis, on terms identical to those of each Lender holding the existing loan of such tranche; provided that any extended tranche shall be pari or junior in priority to the existing tranche that was extended (including with respect to voluntary and mandatory prepayments and the waterfall provisions).

Any amendment to allow for extension offers to be made on a non-pro rata basis, on identical terms to each applicable lender, or to modify the permitted priority of any extended tranche to require the consent of all affected lenders.

Refinancing debt and extended debt cannot have any obligors that are not Loan Parties or security interests in assets that are not Collateral.

Credit Group and Collateral
59.	Excluded Subsidiaries (“Excluded Subsidiary”)	Remove Unrestricted Subsidiaries (see below) and special purpose entities from existing definition.
60.	Unrestricted Subsidiaries (Section 6.13; “Unrestricted Subsidiary”)	No concept of Unrestricted Subsidiaries Supermajority vote for any amendment that would reintroduce concept, or otherwise allow designation and/or transfer of assets to Unrestricted Subsidiaries.
61.	Immaterial Subsidiary	Assets and Consolidated EBITDA of each Immaterial Subsidiary ≤ 2.5%. Assets and Consolidated EBITDA of Immaterial Subsidiaries in the aggregate ≤ 5.0%.
62.	Excluded Assets (Security Agreement –“Excluded Asset”)

Include fee owned Material Real Property in collateral.

Equity pledges of Excluded Subs subject to other existing exclusions (e.g. legal or contractual prohibitions); no requirement to enter into non-US agreements.

63.	Material Real Property	Fair Market Value of less than $5M does not constitute “Material Real Property”.
Other
64.	Events of Default Grace Periods (Section 8.01(a))

a. Principal – immediately

b. Interest – 3 BDs

c. All other fees/charges – 3 BDs

d. Specified covenants - immediate (breach of passive HoldCo covenant, notice of a Default or EoD, maintenance of legal existence or any negative covenant)

e. All other covenants - 30 days after notice from Administrative Agent

Grace periods for payments cannot be extended without the consent of 66.67% of the affected loans

Grace period for all other covenants - 30 days and run from the earlier of notice from Administrative Agent or knowledge of the Borrower.

65.	DQ List	Can be updated post closing for competitors, affiliates of competitors, affiliates of persons on DQ list on the closing date, but cannot include AHG consenting parties or their affiliates.
Consolidated Adjusted EBITDA
66.	EBITDA Definition

Keep existing definition, but clauses (v), (vi), and (xix) subject to an aggregate cap of 30% of EBITDA (after giving effect to add-backs).

Clause (xx) of existing definition to only include PF cost synergies with 12 month look forward due to M&A; provided that the aggregate amount added back due to this clause is capped at 10% (after giving effect to add-backs); no run rating of cost saving initiatives outside of M&A.

Remove clause (xxiv) of existing definition.

5

Annex B

Terms of New First Lien Notes

The summary below describes the proposed principal terms of the New First Lien Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Support Agreement and the Term Sheet to which this Annex B is attached. A summary of certain covenants and additional terms to be reflected in the New First Lien Indenture is attached as Annex B-1 hereto.

Term
Issuer	Advantage Sales & Marketing Inc.

Guarantors	Same as New First Lien Term Loans.

Collateral	New Priority Collateral (i.e., same as New First Lien Term Loans).

Priority

First-lien priority on all New Priority Collateral other than ABL Priority Collateral (pari passu with the New First Lien Term Loans).

Second-lien priority on all ABL Priority Collateral (pari passu with the New First Lien Term Loans).

Intercreditor Arrangements	Same as New Term Loans.

Maturity	November 15, 2030.

Interest Rate	9.00% per annum, payable in cash on a semi-annual basis.

Amortization	None.

Financial Covenant	None.

Optional Redemption	Any time at par, at the option of the Issuer.

Call Protection	None.

Change of Control Offer	101%.

Excess Cash Flow Sweep Offer	75% of Excess Cash Flow annually (if applicable), pro rata between the New First Lien Term Loans and New First Lien Notes. Leverage-based step-down: 50% if First Lien Net Leverage ≤ 4.00:1.00.

Term
Sweep payment to be made annually (if applicable).

OID	None.

Trustee	Initially, Wilmington Trust, N.A. or such other trustee as agreed between the Majority Consenting Parties and the Company Parties.

Collateral Agent	Initially, Wilmington Trust, N.A. or such other collateral agent as agreed between the Majority Consenting Parties and the Company Parties.

Covenants and Additional Terms	Same as Annex A-1, mutatis mutandis, subject in all respects to the Documentation Principles.

Annex C

Terms of Exchange Offer and Consent Solicitation

Summary of the Terms of the Exchange Offer

Issuer	Advantage Sales & Marketing Inc.

Existing Notes	6.50% Senior Secured Notes due 2028.

New Notes	9.000% Senior Secured Notes due 2030.

Exchange Offer and Consent Solicitation	Upon the terms and subject to the conditions of the Exchange Offer and Consent Solicitation set forth in this Offering Memorandum and the Transaction Support Agreement, the Issuer is making offers to all Eligible Holders of the Existing Notes to exchange any and all of their Existing Notes for the New Notes. Existing Notes validly tendered (and not validly withdrawn) will be accepted as further described herein. We reserve the right to amend the terms of the Exchange Offer and Consent Solicitation in our sole discretion, either as a whole or with respect to the Existing Notes, without extending the Early Tender Date or the Withdrawal Deadline or otherwise reinstating withdrawal rights, subject to applicable law. We reserve the right, subject to applicable law, to extend, amend, terminate, or withdraw the Exchange Offer and Consent Solicitation at any time. See “Terms of the Exchange Offer and Consent Solicitation.”

Holders Eligible to Participate in the Exchange Offer

The Exchange Offer and Consent Solicitation will only be made, and the New Notes are only being offered and issued to, holders of Existing Notes who are (a) reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act, (b) institutional accredited investors, as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (c) not “U.S. persons,” as defined in Rule 902 under the Securities Act and are in compliance with Regulation S.

Only Eligible Holders who have properly completed and returned the eligibility certification, which is available from the Information Agent, are authorized to receive and review this Offering Memorandum and to participate in the Exchange Offer and Consent Solicitation. There will be no letter of transmittal for the Exchange Offer.

In order to participate in the Exchange Offer and Consent Solicitation, Eligible Holders resident in Canada are required to complete, sign and submit to the Exchange Agent a Canadian eligibility form. See “Notice to Investors—Offering Restrictions—Canada.”

Consent Solicitation

In conjunction with the Exchange Offer, the Issuer is also soliciting Consents from Eligible Holders to adopt the Proposed Amendments, Subsidiary Guarantees Release and Collateral Release. The Proposed Amendments would eliminate substantially all of the restrictive covenants, certain of the default provisions and certain other provisions contained in the Existing Notes Indenture. The Subsidiary Guarantees Release would terminate the guarantees provided by the Existing Notes Guarantors that are subsidiaries to the Issuer and all obligations provided by each such Subsidiary Guarantee under the Existing Notes Indenture. The Collateral Release would release all of the collateral securing the Existing Notes. If the Proposed Amendments, Subsidiary Guarantees Release and Collateral Release become effective and operative, any Existing Notes remaining outstanding following the completion of the Exchange Offer will be effectively junior to the New Notes to the extent of the value securing the New Notes and will not benefit from any security interest in such collateral. If the Proposed Amendments and the Subsidiary Guarantees Release are adopted but the Collateral Release is not adopted, the liens on all the collateral securing the Existing Notes and the requirement to provide collateral in the future with respect to the Existing Notes will remain in effect.

The Issuer must receive Consents from Eligible Holders representing the majority of the aggregate principal amount of Existing Notes outstanding to adopt the Proposed Amendments and the Subsidiary Guarantees Release. The Issuer must receive Consents from Eligible Holders representing 66 2/3% in aggregate principal amount of Existing Notes outstanding to adopt the Collateral Release.

Each Eligible Holder that tenders Existing Notes into the Exchange Offer will be deemed to have given its Consent to the Proposed Amendments, Subsidiary Guarantees Release and Collateral Release and to have authorized and directed the Existing Notes Trustee and Existing Notes Collateral Agent to execute and deliver the Supplemental Indenture. Eligible Holders may not tender Existing Notes without delivering the related Consents, and Eligible Holders of Existing Notes may not deliver Consents without tendering the related Existing Notes. See “Transaction Support Agreement; Proposed Amendments, Subsidiary Guarantees Release and Collateral Release.”

Exchange Price

Eligible Holders of Existing Notes who validly tender (and do not validly withdraw) their Existing Notes and deliver their related Consents in the Exchange Offer and Consent Solicitation at or prior to the Expiration Date will be eligible to receive, for each $1,000 principal amount of Existing Notes validly tendered for exchange, $925.94 in aggregate principal amount of New Notes and $74.06 in cash.

Eligible Holders who validly tender (and do not validly withdraw) their Existing Notes and deliver their related Consents in the Exchange Offer and Consent Solicitation at or prior to the Early Tender Date will be eligible to receive the Exchange Price, plus an early exchange premium of an additional $20.83 in aggregate principal amount of New Notes for each $1,000 in aggregate principal amount of Existing Notes validly tendered for exchange.

Subject to the conditions described herein, on the Settlement Date, the Issuer will pay (i) with respect to Eligible Holders who have validly tendered (and not validly withdrawn) their Existing Notes in the Exchange Offer and delivered their related Consents in the Consent Solicitation at or prior to the Early Tender Date, the Total Consideration, and (ii) with respect to Eligible Holders who have validly tendered (and not validly withdrawn) their Existing Notes in the Exchange Offer and delivered their related Consents in the Consent Solicitation after the Early Tender Date and at or prior to the Expiration Date, the Exchange Price.

Accrued and Unpaid Interest

In addition to the Exchange Price or the Total Consideration, as applicable, the Issuer will pay tendering Eligible Holders an amount in cash equal to the accrued and unpaid interest on the Existing Notes accepted in the Exchange Offer from the latest interest payment date on which interest was paid to, but not including, the Settlement Date.

Interest on the New Notes will accrue from the date of first issuance of New Notes.

Denominations; Rounding

Each participating Eligible Holder must tender all of the Existing Notes it holds. Partial tenders of Existing Notes will not be accepted.

Pursuant to the Exchange Offer and Consent Solicitation, Existing Notes may be tendered only in principal amounts equal to the authorized denominations for such Existing Notes, which are minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional, or contingent tenders will be accepted.

The Issuer will not accept any tender of Existing Notes that would result in the issuance of less than $1.00 principal amount of New Notes. If, under the terms of the Exchange Offer and Consent Solicitation, a tendering Eligible Holder is entitled to receive New Notes in a principal amount that is not an integral multiple of $1.00, the Issuer will round downward such principal amount of New Notes to the nearest integral multiple of $1.00. This rounded amount will be the principal amount of New Notes that Eligible Holders will receive, and no additional cash will be paid in lieu of any principal amount of New Notes not received as a result of rounding down.

Early Tender Date	To be eligible to receive the Early Exchange Premium, Eligible Holders must validly tender (and not validly withdraw) their Existing Notes at or prior to 5:00 p.m., New York City time, on February 23, 2026, unless extended by the Issuer.

Withdrawal Date	Tenders of Existing Notes pursuant to the Exchange Offer may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on February 23, 2026,

unless extended by the Issuer, by following the procedures described herein. If an Eligible Holder validly withdraws its tendered Existing Notes prior to the Withdrawal Deadline, such Eligible Holder will be deemed to have revoked its Consent and may not deliver a subsequent Consent without re-tendering its Existing Notes. Any Existing Notes tendered prior to the Withdrawal Deadline and that are not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn thereafter, except as otherwise provided by law. Existing Notes tendered in the Exchange Offer after the Withdrawal Deadline may not be withdrawn, except in the limited circumstances where additional withdrawal rights are required by law. See “Terms of the Exchange Offer and Consent Solicitation—Early Tender Date; Expiration Date; Extensions; Amendments; Termination” and “Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders.”

Expiration Date	5:00 p.m., New York City time, on March 9, 2026, unless extended by the Issuer.

Settlement Date	Subject to the terms and conditions of the Exchange Offer and Consent Solicitation, the Settlement Date for the Exchange Offer will occur promptly after the Expiration Date and is expected to occur on March 11, 2026.

Conditions

The Issuer reserves the right to amend the terms of the Exchange Offer and Consent Solicitation in its sole discretion and the terms and conditions of the Transaction Support Agreement without extending the Early Tender Date or the Withdrawal Deadline or otherwise reinstating withdrawal rights, subject to applicable law.

The Exchange Offer and Consent Solicitation are subject to the satisfaction or waiver of certain conditions set forth in this Offering Memorandum, including, among other things, the condition that Eligible Holders of at least 99% in aggregate principal amount of the Existing Notes outstanding validly tender (and do not validly withdraw) their Existing Notes and deliver their related Consents on or prior to the Expiration Date (waivable, subject to the terms of the Transaction Support Agreement). Subject to applicable law and the terms and conditions of the Transaction Support Agreement, the Issuer expressly reserves the right, in its sole discretion, to waive any condition, amend the Exchange Offer and Consent Solicitation in any respect, and terminate the Exchange Offer and Consent Solicitation if any of the conditions of the Exchange Offer and Consent Solicitation are not satisfied by the Expiration Date. If the Exchange Offer and Consent Solicitation are terminated at any time, the Existing Notes tendered pursuant to the Exchange Offer will be promptly returned to the tendering Eligible Holders and the related Consents will be deemed void.

Extensions, Terminations, or Amendments	The Issuer may extend, in its sole discretion, the Early Tender Date, the Withdrawal Deadline, or the Expiration Date with respect to the Exchange Offer and Consent Solicitation, subject to applicable law. The Issuer reserves the right, in its sole discretion, and with respect to the Exchange Offer and Consent Solicitation, subject to applicable law and the terms and conditions of the Transaction Support Agreement, to (i) delay accepting any Existing Notes, extend the Exchange Offer and Consent Solicitation, or terminate the Exchange Offer and Consent Solicitation and not accept any Existing Notes pursuant thereto; (ii) extend the Early Tender Date without extending the Withdrawal Deadline and vice versa; and (iii) amend, modify, or waive in part or whole, at any time, or from time to time, the terms of the Exchange Offer and Consent Solicitation in any respect, including the terms of the New Notes and waiver of any conditions of consummation of the Exchange Offer and Consent Solicitation, in each case subject to applicable law. In the event that the Exchange Offer and Consent Solicitation are terminated or otherwise not completed prior to its Expiration Date, no consideration will be paid or become payable to Eligible Holders who have tendered their Existing Notes pursuant to the Exchange Offer. In any such event, Existing Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering Eligible Holders. See “Terms of the Exchange Offer and Consent Solicitation—Early Tender Date; Expiration Date; Extensions; Amendments; Termination.”

Procedures for Participating in the Exchange Offer and Consent Solicitation	If an Eligible Holder wishes to participate in the Exchange Offer and Consent Solicitation and such Eligible Holder’s Existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company, or other nominee, such Eligible Holder must instruct such custodial entity (pursuant to the procedures of the custodial entity) to tender the Existing Notes on such holder’s behalf. Custodial entities that are participants in The Depository Trust Company must tender Existing Notes through ATOP. For further information, see “Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Existing Notes.”

Certain U.S. Federal Income Tax Considerations	For a summary of certain U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal Income Tax Considerations.”

Consequences of Not Exchanging Existing Notes for New Notes	Existing Notes acquired in the Exchange Offer will be retired and cancelled. Existing Notes not acquired in the Exchange Offer will remain outstanding obligations of the Issuer, subject to the Issuer not redeeming the Existing Notes as described below.

To the extent that any Existing Notes remain outstanding after completion of the Exchange Offer, any existing trading market for the remaining Existing Notes may become further limited. The smaller outstanding principal amount may make the trading prices of the remaining Existing Notes more volatile. Consequently, the liquidity, market value, and price volatility of the Existing Notes that remain outstanding may be materially and adversely affected.

If the Requisite Consents related to the Existing Notes are received and the Proposed Amendments become operative, the Existing Notes that are not exchanged pursuant to the Exchange Offer will no longer have the benefit of substantially all of the restrictive covenants, certain events of default currently applicable to the Existing Notes and certain other provisions currently contained in the Existing Notes Indenture. If the Subsidiary

Guarantees Release become effective and operative, the Existing Notes will no longer have the benefit of Subsidiary Guarantees under the Existing Notes Indenture. If the Collateral Release Requisite Consents related to the Existing Notes are received and the Collateral Release become operative, the Existing Notes that are not exchanged pursuant to the Exchange Offer will no longer have the benefit of collateral securing the obligations under the applicable Existing Notes Indenture. See “Transaction Support Agreement; Proposed Amendments, Subsidiary Guarantees Release and Collateral Release.”

For a description of other consequences of failing to tender your Existing Notes pursuant to the Exchange Offer, see “Risk Factors—Risks to Holders of Existing Notes that are Not Tendered or Not Accepted for Exchange.”

Use of Proceeds	The Issuer will not receive any cash proceeds from the Exchange Offer. See “Use of Proceeds.”

Original Issue Discount	The New Notes may be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the New Notes are treated as issued with OID, U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) generally will be required to include such OID in gross income (as ordinary income) on a constant yield to maturity basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable, regardless of such holders’ method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed the Exchange Agent and the Information Agent for the Exchange Offer and Consent Solicitation.

The addresses and the facsimile and telephone numbers of the Exchange Agent and Information Agent appear on the back cover of this Offering Memorandum.

Intercreditor Agreements	The liens on the Collateral securing the New Notes will be subject to three separate intercreditor agreements. On the Settlement Date, the New Notes Collateral Agent and the collateral agent under our New Term Loan Facility (the “New Term Loan Collateral Agent”) will enter into an intercreditor agreement (the “Pari Passu Intercreditor Agreement”) to set forth the priorities of the liens on the Collateral securing the New Notes offered hereby, our New Term Loan Facility and any other future parity lien indebtedness, and the relative rights of such parties to enforce such liens. On the Settlement Date, the New Notes Collateral Agent, the New Term Loan Collateral Agent and the collateral agent under the Existing Term Loan Facility (the “Existing Term Loan Collateral Agent”) will enter into an intercreditor and subordination agreement (the “Junior Intercreditor Agreement”) to set forth the relative rights of, and relationship among, the New Notes Collateral Agent, the holders of the New Notes, the New Term Loan Collateral Agent and the lenders under our New Term Loan Facility and the applicable representative of the holders under any other future parity lien indebtedness, on one hand, and the Existing Term Loan Collateral Agent and the lender under the Existing Term Loan Facility, on the other hand, in respect of the liens on the Collateral and the exercise of rights and remedies against the Issuer and the New Notes Guarantors. In addition, on the Settlement Date, the New Notes Collateral Agent, the Term Loan Collateral Agent and the collateral agent under our Revolving Credit Facility (the “ABL Collateral Agent”) will enter into an intercreditor agreement, or a joinder to or amendment to the existing ABL intercreditor agreement (the “ABL Intercreditor Agreement” and, together with the Pari Passu Intercreditor Agreement and the Junior Intercreditor Agreement, the “Intercreditor Agreements”) to set forth the relative priorities of the liens on the Collateral securing the New Notes offered hereby, our Existing Term Loan Facility, our New Term Loan Facility and other future term priority indebtedness, on the one hand, and our Revolving Credit Facility (or any replacement facilities), on the other hand, and the relative rights of such parties to enforce such liens. See “Description of New Notes—Security—Intercreditor Arrangements.”

In connection with the Exchange Offer and Consent Solicitation, if the Collateral Release occurs, (a) the Existing Notes Collateral Agent will execute an acknowledgement, to be dated as of the Settlement Date, pursuant to which the Existing Notes Collateral Agent will be terminated as a party under the ABL Intercreditor Agreement and (b) the existing pari passu intercreditor agreement between the Existing Notes Collateral Agent and the Existing Term Loan Collateral Agent will be terminated.

Brokerage Fees and Commissions	No brokerage fees or commission are payable by the Eligible Holders of the Existing Notes to the Exchange Agent, the Information Agent, or the Issuer in connection with the Exchange Offer. If a tendering Eligible Holders handles the transaction through its broker, dealer, commercial bank, trust company, or other institution, that Eligible Holder may be required to pay brokerage fees or commissions.

Transaction Support Agreement	Prior to the commencement of the Exchange Offer and Consent Solicitation, the Issuer, the Existing Notes Guarantors, the Supporting Term Loan Lenders representing approximately 54.3% in aggregate principal amount of Existing Term Loan Facility then outstanding and the Supporting Noteholders representing approximately 59.2% in aggregate principal amount of Existing Notes then outstanding, entered into the Transaction Support Agreement. Pursuant to the Transaction Support Agreement, (1) the Supporting Term Loan Lenders agreed to (i) have the Existing Term Loans held by each such Supporting Term Loan Lender be prepaid in in exchange for the New Term Loans under the New Term Loan Facility and cash consideration, (ii) amend the Existing Term Loan Facility to eliminate substantially all of the affirmative and negative covenants, mandatory prepayments and events of default provisions, and remove certain other provisions contained in the Existing Term Loan Facility and (iii) subordinate the Existing Term Loan Facility to the New Term Loans Facility and the New Notes, and (2) the Supporting Noteholders agreed to, among other things, (i) furnish their Consents to the adoption of the Proposed Amendments and the Subsidiary Guarantees Release and (ii) validly tender (and not validly withdraw) all outstanding Existing Notes held by each such Supporting Noteholders in the Exchange Offer, in each case prior to the Early Tender Date. See “Transaction Support Agreement; Proposed Amendments, Subsidiary Guarantees Release and Collateral Release.” The Issuer expects to have the necessary consents from these Supporting Noteholders to adopt the Proposed Amendments and the Subsidiary Guarantees Release, assuming the consummation of the Exchange Offer and Consent Solicitation.

Supporting Noteholders who validly tender (and do not validly withdraw) their Existing Notes and deliver their related Consents in the Exchange Offer and Consent Solicitation prior to the Early Tender Date are entitled to payment of the Early Exchange Premium. See “Transaction Support Agreement; Proposed Amendments, Subsidiary Guarantees Release and Collateral Release.”

No Recommendation	None of the Issuer, the Exchange Agent, the Information Agent, the Existing Notes Trustee, the Existing Notes Collateral Agent, the New Notes Trustee, or the New Notes Collateral Agent, or any affiliate of any of them makes any recommendation as to whether any holder of Existing Notes should tender or refrain from tendering all or any portion of the principal amount of such holder’s Existing Notes for New Notes in the Exchange Offer and deliver their related Consents. No one has been authorized by any of them to make such a recommendation.

Risk Factors	You should consider carefully the information set forth in the section of this Offering Memorandum entitled “Risk Factors” and all the other information included in this Offering Memorandum in deciding whether to participate in the Exchange Offer and Consent Solicitation.

Further Information	Questions or requests for assistance related to the Exchange Offer and Consent Solicitation or for additional copies of this Offering Memorandum may be directed to the Information Agent at its telephone numbers and address listed on the back cover page of this Offering Memorandum. You should also contact your broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Exchange Offer and Consent Solicitation. The contact information for the Exchange Agent is also set forth on the back cover page of this Offering Memorandum. See “Where You Can Find More Information.”

Exhibit B

Form of Permitted Transferee Joinder

On file.

Exhibit C

Form of Additional Consenting Party Joinder

On file.